Exhibit 10.1

HONDA CANADA FINANCE INC.

$2,000,000,000 THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 25, 2024

CANADIAN IMPERIAL BANK OF COMMERCE,

as Administrative Agent

CANADIAN IMPERIAL BANK OF COMMERCE

RBC CAPITAL MARKETS,

and

BMO CAPITAL MARKETS

as Joint Bookrunners

CANADIAN IMPERIAL BANK OF COMMERCE

BMO CAPITAL MARKETS

and

RBC CAPITAL MARKETS,

as Co-Lead Arrangers

THE TORONTO-DOMINION BANK

and

MUFG BANK, LTD., CANADA BRANCH

as Co-Arrangers

BANK OF MONTREAL

ROYAL BANK OF CANADA

THE TORONTO-DOMINION BANK

and

MUFG BANK, LTD., CANADA BRANCH,

as Co-Syndication Agents

MIZUHO BANK, LTD., CANADA BRANCH,

as Documentation Agent

and

THE FINANCIAL INSTITUTIONS LISTED

ON THE SIGNATURE PAGES,

as Banks

TABLE OF CONTENTS

Section 1	Definitions and Accounting Matters	1
1.1	Certain Defined Terms	1
1.2	Accounting Terms and Determinations	18
1.3	Cross-References	18
1.4	Use of Certain Terms	18
1.5	Amendment and Restatement	19
1.6	Entire Agreement	19
1.7	Interest Rates	20

Section 2	Accommodations and Commitments	20
2.1	Availability	20
2.2	Changes of Commitments	21
2.3	Loans	21
2.4	[Reserved]	22
2.5	Several Obligations	22
2.6	Evidence of Indebtedness	22
2.7	Undrawn Fee	22
2.8	[Reserved]	23
2.9	Increase in Commitments	23
2.10	[Reserved]	24
2.11	Extension of Commitments	24
2.12	Defaulting Banks	27
2.13	CORRA Benchmark Replacement Setting	28
2.14	Inability to Determine CORRA Rates	29

Section 3	Borrowings	30
3.1	Borrowings	30
3.2	Repayments of Loans	30

Section 4	Payments of Principal and Interest	31
4.1	Maturity of Loans	31
4.2	Interest	31
4.3	Conversions	31

Section 5	Payments; Pro Rata Treatment; Computations; Etc.	32
5.1	Payments	32
5.2	Pro Rata Treatment	32
5.3	Computations	33
5.4	Interest Act (Canada)	33
5.5	Certain Minimum Amounts	33
5.6	Certain Notices	33
5.7	Non-Receipt of Funds by the Administrative Agent	34
5.8	Sharing of Payments, Etc.	35
5.9	Pro Rata Treatment	35

Section 6	Yield Protection and Illegality	36
6.1	Additional Costs	36
6.2	Illegality	37
6.3	Compensation	37
6.4	Replacement Banks	37
6.5	Taxes	38

Section 7	Conditions Precedent	39
7.1	Effective Date	39
7.2	2024 Effective Date	40
7.3	All Accommodations	41

Section 8	Representations and Warranties	41
8.1	Organization and Good Standing	41
8.2	Due Qualification	41
8.3	Power and Authority	42
8.4	Financial Statements	42
8.5	No Consents	42
8.6	Binding Obligations	42
8.7	No Violation	42
8.8	No Proceedings	43
8.9	Compliance with Laws	43
8.10	Pensions	43
8.11	Payment of Taxes	43
8.12	No Material Misstatement or Omission	43
8.13	HMC Support Agreement	43
8.14	No Proposed Changes to HMC Support Agreement	43
8.15	Sanctions	44

Section 9	Affirmative Covenants	44
9.1	Information; Notices	44
9.2	Conduct of Business; Corporate Existence	45
9.3	Compliance with Laws	46
9.4	Payment of Taxes	46
9.5	Pension and Benefits	46
9.6	Sanctions	46
9.7	Keeping of Records and Books	46
9.8	Access and Inspection of Records	46
9.9	Ranking of Obligations	47
9.10	Maintenance of Positive Consolidated Tangible Net Worth	47
9.11	Copy of Amendments or Modifications of the HMC Support Agreement	47

Section 10	Negative Covenants	47
10.1	Negative Pledge	47
10.2	Limitation on Mergers and Consolidations	49
10.3	Disposition of Assets	50
10.4	Use of Proceeds	50
10.5	Transactions with Affiliates	50

Section 11	Events of Default	51

Section 12	The Agents	53
12.1	Appointment, Powers and Immunities	53
12.2	Reliance by Agents	53
12.3	Defaults	54
12.4	Rights as a Bank	54
12.5	Indemnification	54
12.6	Non-Reliance on Agents and Other Banks	55
12.7	Failure to Act	55
12.8	Resignation/Substitution of Administrative Agent	55
12.9	Amendments Concerning Agency Function	56
12.10	Liability of Agent	56
12.11	Transfer of Administrative Agency Function	56
12.12	Erroneous Payments by the Administrative Agent	56

Section 13	Miscellaneous	59
13.1	Waiver	59
13.2	Notices	59
13.3	Expenses; Documentary Taxes; Indemnification	60
13.4	Amendments and Waivers	61
13.5	Successors and Assigns; Participations; Assignments	61
13.6	Right of Set-off	63
13.7	Survival	64
13.8	Counterparts	64
13.9	Severability; Headings Descriptive	64
13.10	Domicile of Accommodations	65
13.11	Limitation of Liability	65
13.12	Treatment of Certain Information	65
13.13	Limit on Rate of Interest	65
13.14	Submission to Jurisdiction; Service of Process; Venue	66
13.15	GOVERNING LAW	66
13.16	WAIVER OF JURY TRIAL	66
13.17	Anti-Money Laundering Legislation	66

ADDENDA

Exhibit “A”	Form of Borrower’s Officer’s Certificate
Exhibit “B-1”	Opinion of Counsel to the Borrower
Exhibit “B-2”	Opinion of Special New York Counsel to HMC

Exhibit “B-3”	Opinion of Japanese Counsel to HMC
Exhibit “C”	Transfer Supplement
Exhibit “D”	Form of Request for Commitment Increase
Exhibit “E”	Form of Notice of Request for Commitment Increase
Exhibit “F”	Form of Consent to Increase Commitment
Exhibit “G”	[Reserved]
Exhibit “H”	Commitments
Exhibit “I”	[Reserved]
Exhibit “J”	Form of Extension Request

$2,000,000,000 THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 25, 2024 (including the Exhibits and Schedules hereto, as further amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), among HONDA CANADA FINANCE INC., a Canada corporation (the “Borrower”); each of the financial institutions that are listed on the signature pages hereto and may be added from time to time as Banks; CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent, and the other Agents party hereto.

WHEREAS, the Borrower, the Administrative Agent and the Banks were party to a credit agreement dated as of March 26, 2007, as amended pursuant to a first amending agreement dated as of January 1, 2008, and as further amended by a letter agreement between the Administrative Agent and the Borrower dated March 6, 2008 (collectively, the “Original Agreement”);

WHEREAS the Original Agreement was amended and restated pursuant to an amended and restated credit agreement dated as of March 25, 2013 (the “First Amended and Restated Agreement”);

WHEREAS the First Amended and Restated Credit Agreement was amended and restated pursuant to a second amended and restated credit agreement dated as of March 24, 2014 (as further amended prior to the date hereof, the “Second Amended and Restated Agreement”); and

WHEREAS the Borrower has requested being able to avail itself of CORRA Loans and the Banks have agreed and have agreed to amend and restate the Second Amended and Restated Agreement without novation, upon the terms and conditions set out herein;

NOW THEREFORE IT IS AGREED:

Section 1 Definitions and Accounting Matters.

1.1 Certain Defined Terms.

As used herein, the following terms shall have the following meanings (all terms defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“2024 Effective Date” shall mean March 25, 2024; provided that the conditions set forth in Section 7.2 of this Agreement have been satisfied or waived.

“Accommodation” means a Loan made by a Bank on the occasion of any Borrowing (each of which is a “Type” of Accommodation).

“Accommodation Notice” means a notice of Borrowing.

“Accommodations Outstanding” means Tranche A Accommodations Outstanding or Tranche B Accommodations Outstanding, as applicable.

“Additional Costs” shall have the meaning assigned to that term in Section 6.1(a).

“Adjusted Daily Compounded CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Daily Compounded CORRA for such calculation, plus (b) the Daily Compounded CORRA Adjustment; provided that if Adjusted Daily Compounded CORRA as so determined shall be less than the Floor, then Adjusted Daily Compounded CORRA shall be deemed to be the Floor.

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation, plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Administrative Agent” shall mean CIBC, in its capacity as administrative agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

“Administrative Office” shall mean the office of the Administrative Agent, located at 7th Floor, Atrium on Bay, 595 Bay Street, Toronto, Ontario M5G 2C2.

“Administrative Questionnaire” shall mean, with respect to each Bank, an Administrative Questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Bank.

“Advance Date” shall have the meaning assigned to that term in Section 5.7.

“Affected Bank” shall have the meaning assigned to that term in Section 6.4.

“Affiliate” shall mean, when used with respect to any Person, another Person that controls or is controlled by or is under common control with such Person. As used in this definition, “control” or “controlled” means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or ownership interests, by contract or otherwise).

“Agency Fee Letter” means the fee letter dated on or about the date hereof between the Administrative Agent and the Borrower.

“Agents” shall mean the Administrative Agent, the Co-Lead Arrangers, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agent and the Joint Bookrunners.

“Agreement” shall have the meaning assigned to that term in the preamble.

“Anti-Corruption Laws” shall have the meaning assigned to that term in Section 9.6.

“Applicable Lending Office” shall mean, for each Bank, the office for notices to, or the lending office of, such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Borrower.

“Applicable Margin” shall mean, for any day, for Prime Rate Loans, CORRA Loans and Undrawn Fees of a Class, the applicable percentage per annum set forth below with respect thereto which corresponds to the Borrower’s Rating Level for such day:

Borrower’s Rating Level	CORRA Loans		Prime Rate Loans		Undrawn Fees
	Tranche A	Tranche B	Tranche A	Tranche B	Tranche A	Tranche B
1	0.60%	0.60%	0.00%	0.00%	0.06%	0.12%
2	0.70%	0.70%	0.00%	0.00%	0.07%	0.14%
3	0.80%	0.80%	0.00%	0.00%	0.08%	0.16%
4	1.00%	1.00%	0.00%	0.00%	0.10%	0.20%
5	1.20%	1.20%	0.20%	0.20%	0.12%	0.24%

“Approved Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Augmenting Bank” shall have the meaning assigned to that term in Section 2.9(a).

“Authorized Officer” means, relative to any Credit Party, either its chairman, one of its vice chairmen, a representative director, its president, one of its vice presidents or its treasurer, and either its secretary or one of its assistant treasurers or assistant secretaries or by such other Person as may be authorized by the Board of Directors or equivalent body of such Credit Party, whose signatures and incumbency shall have been certified to the Administrative Agent and the Banks pursuant to Section 7.2(a) or pursuant to a certificate delivered to the Banks after the 2024 Effective Date in form and substance satisfactory to the Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto.

“Banks” shall mean each of the banks and the other financial institutions from time to time party to this Agreement (including Purchasing Banks that become Banks pursuant to Section 13.5), and unless the context shall otherwise require, the term “Banks” shall include Increasing Banks and Augmenting Banks.

“Borrower” shall have the meaning assigned to that term in the preamble.

“Borrower’s Debt Ratings” shall mean the ratings of the Index Debt of the Borrower assigned by Moody’s, S&P and DBRS. If such ratings correspond to two or more different rating levels of such Index Debt, the Borrower’s Debt Ratings shall be determined based on the highest of the three ratings of such Index Debt assigned by Moody’s, S&P and DBRS; provided that, if more than one rating level separates the highest and the lowest of such ratings, then the Borrower’s Debt Ratings shall be determined based on the Borrower’s Debt Ratings of such Index Debt that is one rating level lower than the highest of such three ratings. If any of Moody’s, S&P or DBRS shall not have in effect a rating of the Index Debt of the Borrower, then the Borrower’s Debt Ratings shall be determined based on the rating of such Index Debt provided by the balance of such rating agencies (or rating agency) providing such a rating; provided that, if such ratings provided by the balance of such rating agencies fall within more than one rating level, the Borrower’s Debt Ratings of such Index Debt shall be determined based on the higher rating or, if more than one rating level separates the two ratings, then the Borrower’s Debt Ratings shall be determined based on the Borrower’s Debt Ratings of such Index Debt that is one level lower than the higher of the two ratings; provided further, that, if no rating of the Borrower’s Index Debt is so available, then the applicable Borrower’s Rating Level shall be level 5.

“Borrower’s Rating Level” shall mean the number set forth below in the column “Borrower’s Rating Level” which corresponds to the Borrower’s Debt Ratings. Each change in the Borrower’s Rating Level shall take effect at the time of the applicable change in the Borrower’s Debt Ratings.

Borrower’s Rating Level	Borrower’s Debt Ratings
	Moody’s	S&P	DBRS
1	Aa3 or greater	AA- or greater	AA (Low) or greater
2	A1	A+	A (High)
3	A2	A	A (Mid)
4	A3	A-	A (Low)
5	Baa1 or lower or unrated	BBB+ or lower or unrated	BBB (High) or lower or unrated

“Borrowing” means a borrowing consisting of one or more Loans of the same Class.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Toronto, Ontario or Montreal, Quebec.

“Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by the Borrower or any of its Subsidiaries having employees in Canada.

“Canadian Pension Plans” means each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by the Borrower or any of its Subsidiaries for its Canadian employees or former Canadian employees but does not include the Canada Pension Plan or any provincial pension plan that is maintained by the Government of Canada or a Province, respectively.

“CIBC” means Canadian Imperial Bank of Commerce and its successors and assigns.

“Class”, when used (a) in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are Tranche A Loans or Tranche B Loans, (b) in reference to any Commitment, refers to whether such Commitment is a Tranche A Commitment or a Tranche B Commitment, (c) in reference to any Bank, refers to whether such Bank is a Tranche A Bank or a Tranche B Bank, (d) in relation to any Pro Rata Share, refers to whether such Pro Rata Share is a Tranche A Pro Rata Share or a Tranche B Pro Rata Share, and (e) in reference to any Credit Exposure, refers to whether such Credit Exposure is Credit Exposure with respect to a Tranche A Commitment or Tranche B Commitment.

“Co-Arrangers” shall mean each of The Toronto-Dominion Bank and MUFG Bank Ltd., Canada Branch, in their capacity as co-arrangers for the Banks hereunder, and their respective successors and assigns in such capacity. The Co-Arrangers shall have no rights, duties, obligations or responsibilities beyond those of a Bank.

“Co-Lead Arrangers” shall mean each of CIBC, RBC Capital Markets and BMO Capital Markets, in their capacity as co-lead arrangers for the Banks hereunder, and their respective successors and assigns in such capacity. The Co-Lead Arrangers shall have no rights, duties, obligations or responsibilities beyond those of a Bank and, in the case of CIBC, the Administrative Agent.

“Commitment” shall mean a Tranche A Commitment or a Tranche B Commitment, as applicable.

“Commitment Termination Date” shall mean the Tranche A Commitment Termination Date or the Tranche B Commitment Termination Date, as applicable.

“Consent Date” shall have the meaning assigned to that term in Section 2.11(a).

“Consolidated Net Tangible Assets” shall have the meaning assigned to that term in Section 10.1(b)(i).

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Available Tenor” means, as of any date of determination and with respect to the then current CORRA Benchmark, as applicable, (x) if such CORRA Benchmark is a term rate, any tenor for such CORRA Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such CORRA Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such CORRA Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such CORRA Benchmark that is then-removed from the definition of “CORRA Interest Period, pursuant to Section 2.13(d).

“CORRA Benchmark” means, initially, the Term CORRA Reference Rate or Daily Compounded CORRA, as the case may be; provided that if a CORRA Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, Daily Compounded CORRA, or the then-current CORRA Benchmark, then “CORRA Benchmark” means the applicable CORRA Benchmark Replacement to the extent that such CORRA Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(a).

“CORRA Benchmark Replacement” means, with respect to any CORRA Benchmark Transition Event:

(a) where a CORRA Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA; and;

(b) where a CORRA Benchmark Transition Event has occurred with respect to a CORRA Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the CORRA Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current CORRA Benchmark for Canadian Dollar-denominated syndicated credit facilities and (ii) the related CORRA Benchmark Replacement Adjustment.

If the CORRA Benchmark Replacement as determined pursuant to clause (a) or (b) above wouId be less than the Floor, the CORRA Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“CORRA Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current CORRA Benchmark with a CORRA Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such CORRA Benchmark with the applicable CORRA Unadjusted Benchmark Replacement by the CORRA Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such CORRA Benchmark with the applicable CORRA Unadjusted Benchmark Replacement for Cdn. Dollar-denominated syndicated credit facilities at such time.

“CORRA Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current CORRA Benchmark:

(a) in the case of clause (a) or (b) of the definition of “CORRA Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such CORRA Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “CORRA Benchmark Transition Event,” the first (1st) date on which such CORRA Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such CORRA Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any CORRA Available Tenor of such CORRA Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “CORRA Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any CORRA Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current CORRA Available Tenors of such CORRA Benchmark (or the published component used in the calculation thereof).

“CORRA Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current CORRA Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such CORRA Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any CORRA Available Tenor of such CORRA Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such CORRA Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such CORRA Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such CORRA Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such CORRA Benchmark (or such component), which states that the administrator of such CORRA Benchmark (or such component) has ceased or will cease to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any CORRA Available Tenor of such CORRA Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such CORRA Benchmark (or the published component used in the calculation thereof) announcing that all CORRA Available Tenors of such CORRA Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “CORRA Benchmark Transition Event” will be deemed to have occurred with respect to any CORRA Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current CORRA Available Tenor of such CORRA Benchmark (or the published component used in the calculation thereof).

“CORRA Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a CORRA Benchmark Replacement Date has occurred if, at such time, no CORRA Benchmark Replacement has replaced the then-current CORRA Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13 and (b) ending at the time that a CORRA Benchmark Replacement has replaced the then-current CORRA Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13.

“CORRA Conforming Changes” means, with respect to the use or administration of a CORRA Benchmark or the use, administration, adoption or implementation of any CORRA Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate”, the definition of “Business Day”, the definition of “CORRA Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Accommodation Notices, repayment notices, conversion notices or rollover notices, the applicability and length of lookback periods, the applicability of Section 6.3 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“CORRA Interest Period” means (a) with respect to each Term CORRA Loan, the initial period (subject to availability) of one (1) or three (3) months commencing on and including the date specified in the Accommodation Notice or conversion notice is made, or the CORRA Rollover Date, as the case may be, applicable to such Term CORRA Loan and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month or three (3) months as selected by the Borrower and notified to the Administrative Agent in writing commencing on and including the last day of the prior CORRA Interest Period; and (b) with respect to each Daily Compounded CORRA Loan, the initial period (subject to availability) of approximately one (1) month or three (3) months commencing on and including the date on which the Accommodation Notice or conversion notice is made, or the CORRA Rollover Date, as the case may be, applicable to such Daily Compounded CORRA Loan and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month or three (3) months commencing on and including the last day of the prior CORRA Interest Period; provided however that:

(a) in the case of a CORRA Rollover, the last day of each CORRA Interest Period shall also be the first (1st) day of the next CORRA Interest Period;

(b) the last day of each CORRA Interest Period shall be a Business Day and if not, the Borrower shall be deemed to have selected day a CORRA Interest Period the last day of which is the first (1st) Business Day following the last day of the CORRA Interest Period selected by the Borrower, unless such first (1st) Business Day is in a succeeding calendar month, in which case, the last day of such CORRA Interest Period shall be the immediately preceding Business Day; and

(c) notwithstanding any of the foregoing, the last day of each CORRA Interest Period shall be on or before the applicable Commitment Termination Date.

“CORRA Loans” means Term CORRA Loans and Daily Compounded CORRA Loans.

“CORRA Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“CORRA Rollover” means with respect to any Term CORRA Loan or Daily Compounded CORRA Loan, the continuation of all or a portion of such Loan (subject to the terms and conditions hereof) for an additional CORRA Interest Period subsequent to the initial or any subsequent CORRA Interest Period applicable thereto.

“CORRA Rollover Date” means the date of commencement of a new CORRA Interest Period applicable to a Term CORRA Loan or a Daily Compounded CORRA Loan that is being continued.

“CORRA Unadjusted Benchmark Replacement” means the applicable CORRA Benchmark Replacement excluding the related CORRA Benchmark Replacement Adjustment.

“Co-Syndication Agents” shall mean each of Bank of Montreal, Royal Bank of Canada, The Toronto-Dominion Bank and MUFG Bank Ltd., Canada Branch in their capacity as co-syndication agents for the Banks hereunder, and their respective successors and assigns in such capacity. The Co-Syndication Agents shall have no rights, duties, obligations or responsibilities beyond those of a Bank.

“Credit Documents” shall mean this Agreement and the HMC Support Agreement.

“Credit Exposure” shall have the meaning assigned to that term in Section 13.5(b).

“Credit Parties” shall mean each of the Borrower and HMC.

“DBRS” shall mean DBRS Limited.

“Daily Compounded CORRA” means, for any Business Day in a CORRA Interest Period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback of five (5) Business Days, or such other period as selected or recommended by the CORRA Relevant Governmental Body) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the CORRA Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a CORRA Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Daily Compounded CORRA Adjustment” means a percentage equal to (i) 0.29547% per annum (29.547 basis points) for a CORRA Available Tenor of one-month’s duration, and (ii) 0.32138% per annum (32.138 basis points) for a CORRA Available Tenor of three months’ duration.

“Daily Compounded CORRA Loan” means a Loan that bears interest at a rate based on Adjusted Daily Compounded CORRA.

“Daily Compounded CORRA Margin” means, with respect to Daily Compounded CORRA Loans, the applicable percentage rate per annum indicated below the references to “CORRA Loans” in the pricing grid in the definition of “Applicable Margin”.

“Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person as lessee which shall have been or should be recorded as capital leases, (c) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under interest rate and currency exchange, collar, cap, swap or similar agreements, (e) all Debt of others secured by a Lien on any property or asset of such Person, whether or not such Debt is assumed by such Person and (f) all Debt of others of the kinds referred to in clauses (a) through (e) above guaranteed by such Person. For the avoidance of doubt, any obligations in respect of Securitization Transactions that would be characterized as indebtedness under generally accepted accounting principles shall be treated as “Debt” hereunder.

“Default” shall mean an Event of Default or an event, act or condition which with notice or lapse of time or both would become an Event of Default.

“Defaulting Bank” means any Bank that:

(a) has failed to (i) fund all or any portion of its Accommodations within two Business Days of the date such Accommodations were required to be funded hereunder unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Bank any other amount required to be paid by it hereunder within two Business Days of the date when due;

(b) has notified the Borrower, the Administrative Agent or any Bank in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Bank’s obligation to fund an Accommodation hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder;

(d) has failed to fulfill its obligations (whether as agent, lender or letter of credit issuer) under one or more other syndicated credit facilities; or

(e) has or has a direct or indirect parent company that has (i) become or is insolvent or has a direct or indirect parent company that has become or is insolvent, (ii) become the subject of a proceeding under laws relating to bankruptcy, insolvency, reorganization or relief of debtors, or (iii) has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets;

provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within Canada or the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.12(e)) upon delivery of written notice by the Administrative Agent of such determination to the Borrower and each Bank.

“Documentation Agent” shall mean Mizuho Bank, Ltd., Canada Branch, in its capacity as documentation agent for the Banks hereunder, and its respective successors and assigns in such capacity. The Documentation Agent shall have no rights, duties, obligations, or responsibilities beyond those of a Bank.

“Dollars”, “Canadian Dollars” and “$” shall mean lawful money of Canada.

“Effective Date” shall mean March 24, 2014.

“Erroneous Payment” has the meaning assigned to it in Section 12.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.12(d).

“Erroneous Payment Impacted Facilities” has the meaning assigned to it in Section 12.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.12(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.12(d).

“Event of Default” shall have the meaning assigned to that term in Section 11.

“Existing Commitment Termination Date” shall have the meaning assigned to that term in Section 2.11(a).

“Extending Class Bank” shall have the meaning assigned to that term in Section 2.11(a).

“Extension Class Banks” shall have the meaning assigned to that term in Section 2.11(a).

“First Amended and Restated Agreement” shall have the meaning assigned to that term in the recitals.

“Floor” means the rate per annum of interest equal to 0%.

“generally accepted accounting principles” shall mean generally accepted accounting principles of Canada as in effect from time to time.

“Governmental Authority” shall mean any nation (including Japan, Canada and the United States) or government, any province, state or agency, instrumentality or other political subdivision thereof, including any central bank or comparable agency, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HMC” shall mean Honda Motor Co., Ltd., a corporation organized under the laws of Japan, and its successors and assigns.

“HMC Support Agreement” shall mean the Keep Well Agreement dated September 26, 2005 between HMC and the Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof.

“Increasing Bank” shall have the meaning assigned to that term in Section 2.9(a).

“Indemnified Party” shall have the meaning assigned to that term in Section 13.3(b).

“Index Debt” shall mean the Borrower’s senior, unsecured, long-term indebtedness for borrowed money that has no credit enhancement other than the HMC Support Agreement.

“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Joint Bookrunners” shall mean each of CIBC, RBC Capital Markets and BMO Capital Markets, in their capacity as joint bookrunners for the Banks hereunder, and their respective successors and assigns in such capacity. The Joint Bookrunners shall have no rights, duties, obligations or responsibilities beyond those of a Bank and, in the case of CIBC, the Administrative Agent.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), trust, deemed trust, charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever in respect of any assets or property, to secure payment of a debt or performance of an obligation.

“Loans” means Tranche A Loans or Tranche B Loans, as applicable.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, on the ability of any Credit Party to fulfill its obligations under any Credit Document to which it is a party, or on the enforceability of any Credit Document.

“Moody’s” means Moody’s Investors Service, Inc.

“New Commitment Termination Date” shall have the meaning assigned to that term in Section 2.11(a).

“Non-Excluded Taxes” shall have the meaning assigned to that term in Section 6.5(a).

“Non-Increasing Bank” shall have the meaning assigned to that term in Section 2.9(a).

“Nonrecourse”, in respect of the Borrower or any Subsidiary and any Securitization Transaction, means that the Borrower, or such Subsidiary, as the case may be, has no obligation in respect of any payment due on such Securitization Transaction other than Permitted Securitization Obligations.

“Notice of Default” shall have the meaning assigned to that term in Section 12.3.

“Officer’s Certificate” shall mean, with respect to any Credit Party, a certificate signed in the name of such Credit Party by an Authorized Officer.

“Original Agreement” shall have the meaning assigned to that term in the recitals.

“Participant” shall have the meaning assigned to that term in Section 13.5(b).

“Payor” shall have the meaning assigned to that term in Section 5.7.

“Permitted Securitization Obligations” shall mean obligations of the Borrower or any of its Subsidiaries incurred in connection with any Securitization Transaction; provided, however, that, if (i) there is recourse to the Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) for credit defaults by the obligors in respect of the Receivables that are the subject of such Securitization Transaction and (ii) such recourse is not limited to such Receivables and the Receivables Related Assets (or undivided or beneficial interests in such Receivables and Receivables Related Assets) that are the subject of such Securitization Transaction then such obligations shall not be considered “Permitted Securitization Obligations” within the meaning of this definition to the extent that, in accordance with generally accepted accounting principles, such obligations would be required to be included as a liability on a consolidated balance sheet of the Borrower or its Subsidiaries.

“Person” shall mean any natural person, corporation, limited liability company, voluntary association, cooperative, partnership, joint venture, trust, unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement (including, to the extent permitted by applicable law, overdue interest), a rate per annum equal to 2% above the Prime Rate as in effect from time to time plus the corresponding Applicable Margin.

“Prime Rate” means, at any time, the greater of (i) the rate of interest per annum equal to the per annum rate of interest quoted, published and commonly known as the “prime rate” of the Administrative Agent which the Administrative Agent establishes at its main office in Toronto, Ontario as the reference rate of interest in order to determine interest rates for loans in Canadian Dollars to its Canadian borrowers, adjusted automatically with each quoted or published change in such rate, all without the necessity of any notice to the Borrower or any other Person, and (ii) the sum of (y) Adjusted Term CORRA for an interest period of one (1) month in effect on such day, and (z) 1.00%. If at any time the Prime Rate is less than zero, the Prime Rate shall be deemed to be equal to zero.

“Prime Rate Loans” shall mean Loans which bear interest at a rate based upon the Prime Rate.

“Principal Subsidiary” shall mean at any time each Subsidiary which (i) has assets with a book value equaling 15% or more of the book value of the assets of the Borrower and its consolidated Subsidiaries taken as a whole; (ii) has gross revenue equaling 15% or more of the gross revenue of the Borrower and its consolidated Subsidiaries taken as a whole; (iii) or has net worth equaling 15% or more of the net worth of the Borrower and its consolidated Subsidiaries taken as a whole; in the case of clauses (i) and (iii) measured as of the last fiscal quarter then ended and in the case of clause (ii), measured as of the last four fiscal quarters then ended.

“Pro Rata Share” shall mean a Tranche A Pro Rata Share or a Tranche B Pro Rata Share, as applicable.

“Purchasing Bank” shall have the meaning assigned to that term in Section 13.5(c).

“Qualified Successor” shall have the meaning assigned to that term in Section 12.8(b).

“Quarterly Dates” shall mean the first Business Day of each January, April, July and October, the first of which shall be the first Quarterly Date occurring after the 2024 Effective Date.

“Receivable” shall mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from (i) the financing by the Borrower or any of its Subsidiaries of property, equipment or services or (ii) the leasing by the Borrower or any of its Subsidiaries of property or equipment, and in each case monies due thereunder, security interests in the property, equipment and services financed or leased thereby and any and all other related rights.

“Receivables Related Assets” shall mean the collective reference to: (i) any rights arising under the documentation governing or relating to a Receivable (including rights in respect of Liens securing such Receivables, other credit support in respect of such Receivables and any proceeds of insurance policies maintained by an obligor of such Receivable which has been assigned or issued to or for the benefit of the Borrower or any of its Subsidiaries, as applicable, or pursuant to which Borrower or any of its Subsidiaries, as applicable, has been named an insured party), (ii) any proceeds of a Receivable and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with the sale, conveyance, lease or other transfer of a Receivable or otherwise funded with such Receivable, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of the documentation evidencing the sale, conveyance, lease or other transfer of a Receivable or otherwise funded with such Receivable and (v) any rights or ownership interests in respect of the property or equipment leased or financed pursuant to a Receivable (including proceeds from the disposition of such property or equipment and any proceeds of insurance policies relating to physical damage, loss or breakdown of the property or equipment or insuring the residual value of the property or equipment).

“Regulatory Change” shall mean with respect to any Bank (a) the enactment or taking effect of or any change in, or in the interpretation or application by any Governmental Authority of, any law or regulation, domestic or foreign (other than a law or regulation related to the taxation of the overall net income of such Bank or its Canadian branch, as applicable, or franchise taxes imposed in addition to or in lieu of income taxes), or (b) the compliance by such Bank (or for the purposes of Section 6.1(c), any of its affiliates) with any guideline or request from any Governmental Authority, domestic or foreign (whether or not having the force of law), in each case, other than those promulgated prior to the Effective Date, provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, regulations, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Canadian, United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Required Banks” shall mean, at any time, Banks having more than 50% of the aggregate amount of the sum of the Tranche A Commitments and Tranche B Commitments provided that, if at such time any Bank’s Tranche A Pro Rata Share is not equal to its Tranche B Pro Rata Share, Required Banks shall mean Banks having more than 50% of the aggregate amount of the Tranche A Commitments and Banks having more than 50% of the aggregate amount of the Tranche B Commitments, and provided further that, if the Commitments of either Class shall have terminated, Required Banks shall be determined according to the Accommodations Outstanding of such Class rather than the Commitments of such Class. Subject to Section 2.12(b), the Commitments or Accommodations Outstanding of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

“Required Class Banks” shall mean, with respect to either Class at any time, Banks having more than 50% of the aggregate amount of the Commitments of such Class provided that, if the Commitments of such Class shall have terminated, Required Class Banks shall be determined based on the Accommodations Outstanding of such Class rather than the Commitments of such Class. Subject to Section 2.12(b), the Commitments or Accommodations Outstanding of any Defaulting Bank shall be disregarded in determining Required Class Banks at any time.

“Required Payment” shall have the meaning assigned to that term in Section 5.7.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc.

“Sanctions” shall have the meaning assigned to that term in Section 8.15.

“Second Amended and Restated Agreement” shall have the meaning assigned to that term in the recitals.

“Securitization Transaction” shall mean any transaction or series of transactions that are Nonrecourse to the Borrower and its Subsidiaries and have been or may be entered into by the Borrower or any of its Subsidiaries in which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to any other Person, or may grant a Lien upon or a leasehold interest in, any Receivables or Receivables Related Assets or any undivided or beneficial ownership interests therein (whether such Receivables or Receivables Related Assets are then existing or arising in the future) of the Borrower or any of its Subsidiaries.

“Six Month Period” shall mean each 6 month period ending on March 31st and September 30th of each year commencing with the Six Month Period ending September 30, 2013.

“Special Purpose Subsidiary” shall mean any Subsidiary of the Borrower which (i) is formed for the purpose of effecting a Securitization Transaction and engaging in other activities reasonably related thereto and (ii) is structured as a “bankruptcy-remote subsidiary” in accordance with customary practices in the asset-backed securitization market.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (“Other Person”) of which more than 50% of the voting securities of such Other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context expressly provides otherwise, the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable CORRA Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first (1st) day of such CORRA Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a CORRA Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first (1st) preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first (1st) preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Adjustment” means, a percentage equal to (i) 0.29547% per annum (29.547 basis points) for a CORRA Available Tenor of one-month’s duration, and (ii) 0.32138% per annum (32.138 basis points) for a CORRA Available Tenor of three months’ duration.

“Term CORRA Loan” means a Loan that bears interest at a rate based on Adjusted Term CORRA other than pursuant to (ii) of the definition of “Prime Rate”.

“Term CORRA Margin” means, with respect to Term CORRA Loans, the applicable percentage rate per annum indicated below the references to “CORRA Loans” in the pricing grid in the definition of “Applicable Margin”.

“Term CORRA Reference Rate” means the forward looking term rate based on CORRA.

“Tranche A Accommodations Outstanding” means, in relation to the Borrower and any Tranche A Bank at any time, an amount equal to the aggregate principal amount of all outstanding Tranche A Loans made by the Tranche A Bank, and in relation to the Borrower and all Tranche A Banks means the sum of the Tranche A Accommodations Outstanding to each Tranche A Bank.

“Tranche A Bank” shall mean a Bank with a Tranche A Commitment and/or Tranche A Accommodations Outstanding.

“Tranche A Commitment” shall mean, as to each Tranche A Bank, the amount set forth opposite such Tranche A Bank’s name on Exhibit “H” hereto under the caption “Tranche A Commitment” (as the same may be reduced pursuant to Sections 2.2 or terminated pursuant to Sections 2.2 or Section 11 or as otherwise adjusted from time to time to give effect to assignments made in accordance with Sections 13.5(c)). Unless the context otherwise requires, the term “Tranche A Commitment” shall also include Tranche A Commitments made by Increasing Banks and Augmenting Banks pursuant to Section 2.9. Notwithstanding the foregoing, the Administrative Agent may adjust the respective Tranche A Commitments of each Tranche A Bank to the nearest $1,000 to the extent it determines such adjustment to be reasonably advisable. provided that the total Tranche A Commitments shall not exceed the total set out on Exhibit “H”.

“Tranche A Commitment Termination Date” shall mean March 25, 2025, subject to extension in accordance with Section 2.11 (in which case, the Tranche A Commitment Termination Date shall mean and be the New Commitment Termination Date for such Class with respect to the Tranche A Banks or a Tranche A Bank, as the case may be); provided, that if such day is not a Business Day, the Tranche A Commitment Termination Date shall be the immediately preceding Business Day.

“Tranche A Loan” shall mean the loans made available to the Borrower pursuant to Section 2.3(a) and “Tranche A Loan” means any one of such loans. All Tranche A Loans made under this Agreement are denominated in Canadian Dollars and are designated as “Prime Rate Loans” or “CORRA Loans”. Unless the context otherwise requires, the term “Tranche A Loans” shall also include Tranche A Loans made by Increasing Banks and Augmenting Banks pursuant to Section 2.9.

“Tranche A Pro Rata Share” shall mean, at any time, with respect to any Tranche A Bank, the percentage corresponding to the fraction, the numerator of which shall be the amount of the Tranche A Commitment of such Tranche A Bank, and the denominator of which shall be the aggregate amount of the Tranche A Commitments of all of the Tranche A Banks and, if the Tranche A Commitments shall have been terminated, the numerator of which shall be the Tranche A Accommodations Outstanding of such Tranche A Bank and the denominator of which shall be the Tranche A Accommodations Outstanding of all Tranche A Banks.

“Tranche A Undrawn Fee” shall have the meaning assigned to that term in Section 2.7.

“Tranche B Accommodations Outstanding” means, in relation to the Borrower and any Tranche B Bank at any time, an amount equal to the aggregate principal amount of all outstanding Tranche B Loans made by the Tranche B Bank, and in relation to the Borrower and all Tranche B Banks means the sum of the Tranche B Accommodations Outstanding to each Tranche B Bank.

“Tranche B Bank” shall mean a Bank with a Tranche B Commitment and/or Tranche B Accommodations Outstanding.

“Tranche B Commitment” shall mean, as to each Tranche B Bank, the amount set forth opposite such Tranche B Bank’s name on Exhibit “H” hereto under the caption “Tranche B Commitment” (as the same may be reduced pursuant to Sections 2.2 or terminated pursuant to Sections 2.2 or Section 11 or as otherwise adjusted from time to time to give effect to assignments made in accordance with Sections 13.5(c)). Unless the context otherwise requires, the term “Tranche B Commitment” shall also include Tranche B Commitments made by Increasing Banks and Augmenting Banks pursuant to Section 2.9. Notwithstanding the foregoing, the Administrative Agent may adjust the respective Tranche B Commitments of each Tranche B Bank to the nearest $1,000 to the extent it determines such adjustment to be reasonably advisable, provided that the total Tranche B Commitments shall not exceed the total set out on Exhibit “H”.

“Tranche B Commitment Termination Date” shall mean March 25, 2027, subject to extension in accordance with Section 2.11 (in which case, the Tranche B Commitment Termination Date shall mean and be the New Commitment Termination Date for such Class with respect to the Tranche B Banks or a Tranche B Bank, as the case may be); provided, that if such day is not a Business Day, the Tranche B Commitment Termination Date shall be the immediately preceding Business Day.

“Tranche B Loan” shall mean the loans made available to the Borrower pursuant to Section 2.3(b) and “Tranche B Loan” means any one of such loans. All Tranche B Loans made under this Agreement are denominated in Canadian Dollars and are designated as “Prime Rate Loans” or “CORRA Loans”. Unless the context otherwise requires, the term “Tranche B Loans” shall also include Tranche B Loans made by Increasing Banks and Augmenting Banks pursuant to Section 2.9.

“Tranche B Pro Rata Share” shall mean, at any time, with respect to any Tranche B Bank, the percentage corresponding to the fraction, the numerator of which shall be the amount of the Tranche B Commitment of such Tranche B Bank, and the denominator of which shall be the aggregate amount of the Tranche B Commitments of all of the Tranche B Banks and, if the Tranche B Commitments shall have been terminated, the numerator of which shall be the Tranche B Accommodations Outstanding of such Tranche B Bank and the denominator of which shall be the Tranche B Accommodations Outstanding of all Tranche B Banks.

“Tranche B Undrawn Fee” shall have the meaning assigned to that term in Section 2.7.

“Transferee” shall have the meaning assigned to that term in Section 13.5(d).

“Transfer Supplement” shall have the meaning assigned to that term in Section 13.5(c).

“Undrawn Fees” shall have the meaning assigned to that term in Section 2.7.

1.2 Accounting Terms and Determinations.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent and the Banks shall (unless otherwise disclosed to the Administrative Agent and the Banks in writing at the time of delivery thereof in the manner described in subsection (b)) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent and the Banks pursuant to Section 9.1(a), unless, in the event that such financial statements are accompanied by a variation description referred to in subsection (b) below, (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Banks shall so object in writing 30 days after delivery of such financial statements and variation description, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.1(a), shall mean the audited financial statements as referred to in Section 8.4).

(b) The Borrower shall deliver to the Administrative Agent and the Banks at the same time as the delivery of any financial statements under Section 9.1 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the immediately preceding financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above (which, in the case of the first financial statements delivered under Section 9.1(a), shall mean the audited financial statements referred to in Section 8.4), and reasonable estimates for the difference between such statements arising as a consequence thereof.

1.3 Cross-References.

Unless otherwise specified, references in a Credit Document to any Section are references to such Section of such Credit Document, and references in any Section or definition to any clause are references to such clause of such Section or definition.

1.4 Use of Certain Terms.

(a) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto:

(i) in any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”;

(ii) the words “including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of each Credit Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned;

(iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(iv) the expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Accommodations and any other obligations of the Borrower or Credit Party hereunder shall mean the payment in full, in immediately available funds, of all the Accommodations and any other obligations of the Borrower or Credit Party hereunder; and

(v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, capital securities, securities, revenues, accounts, leasehold interests and contract rights.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and analogous references are to this Agreement unless otherwise specified.

(c) References to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions herein).

1.5 Amendment and Restatement.

This Agreement is an amendment and restatement of the Second Amended and Restated Agreement and not a novation of the Second Amended and Restated Agreement. This Agreement reflects amendments to the Second Amended and Restated Agreement and has been restated solely for the purposes of reflecting amendments to the Second Amended and Restated Agreement which the Banks, the Administrative Agent and the Borrower have agreed upon. All references to the “Credit Agreement” or similar references contained in the documents delivered prior to the effectiveness of this Agreement in connection with or under the Second Amended and Restated Agreement, the First Amended and Restated Agreement and the Original Agreement shall be references to this Agreement without further amendment to those documents.

1.6 Entire Agreement.

This Agreement and the Agency Fee Letter constitute the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, of the parties with respect to such transactions including under the Original Agreement and the First Amended and Restated Agreement. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral statutory or otherwise, in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and the Agency Fee Letter. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

1.7 Interest Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Daily Compounded CORRA or Adjusted Term CORRA, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any CORRA Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any CORRA Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Daily Compounded CORRA, Adjusted Term CORRA or any other CORRA Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any CORRA Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA, Adjusted Daily Compounded CORRA or any alternative, successor or replacement rate (including any CORRA Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Daily Compounded CORRA, Adjusted Term CORRA or any other CORRA Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2 Accommodations and Commitments.

2.1 Availability.

(a) Each Tranche A Bank severally agrees, on the terms and subject to the conditions of this Agreement, to make Accommodations to the Borrower on any Business Day prior to the Tranche A Commitment Termination Date. The Tranche A Accommodations Outstanding to each Tranche A Bank at any one time shall not exceed the amount of such Tranche A Bank’s Tranche A Commitment as then in effect. Subject to the terms of this Agreement, during such period, the Borrower may borrow, repay and reborrow the aggregate amount of the Tranche A Commitments and no payment of Tranche A Accommodations Outstanding shall reduce the Tranche A Commitments; provided, that the aggregate amount of Tranche A Accommodations Outstanding at any one time shall not exceed the aggregate amount of the Tranche A Commitments at such time. Accommodations shall be made available by Tranche A Banks as Loans pursuant to Section 2.3(a).

(b) Each Tranche B Bank severally agrees, on the terms and subject to the conditions of this Agreement, to make Accommodations to the Borrower on any Business Day prior to the Tranche B Commitment Termination Date. The Tranche B Accommodations Outstanding to each Tranche B Bank at any one time shall not exceed the amount of such Tranche B Bank’s Tranche B Commitment as then in effect. Subject to the terms of this Agreement, during such period, the Borrower may borrow, repay and reborrow the aggregate amount of the Tranche B Commitments and no payment of Tranche B Accommodations Outstanding shall reduce the Tranche B Commitments; provided, that the aggregate amount of Tranche B Accommodations Outstanding at any one time shall not exceed the aggregate amount of the Tranche B Commitments at such time. Accommodations shall be made available by Tranche B Banks as Loans pursuant to Section 2.3(b).

(c) The Borrower agrees that, except (x) to the extent the Tranche A Commitments have been terminated in accordance with this Agreement or (y) to the extent of the unfunded portion of the Tranche A Commitment of a Defaulting Bank that has failed to fund any portions of its Accommodations required to be funded hereunder in respect of its Tranche A Commitment: (i) the Tranche A Commitments shall be fully drawn at all times that there are any Tranche B Accommodations Outstanding and (ii) the Borrower shall not be entitled to any Tranche B Loans, and no Tranche B Loans may be outstanding, at any time that any amount of any Tranche A Commitment is unused. Nothing in this Section 2.1(c) shall restrict the Borrower’s right to request pursuant to Section 2.9(a) that the Commitments be increased (notwithstanding that there are Tranche B Accommodations Outstanding at the time of such request); provided that, immediately following any increase in the Tranche A Commitments, the Borrower prepays Tranche B Accommodations Outstanding with the proceeds of new Accommodations under the increased Tranche A Commitments such that the requirements of this Section 2.1(c) are satisfied.

2.2 Changes of Commitments.

The aggregate amount of the Tranche A Commitments shall be automatically reduced to zero on the Tranche A Commitment Termination Date, and the aggregate amount of the Tranche B Commitments shall be automatically reduced to zero on the Tranche B Commitment Termination Date. In addition, the Borrower shall have the right to terminate or reduce the Tranche A Commitments or the Tranche B Commitments at any time or from time to time; provided, that (a) the Borrower shall give notice of each such termination or reduction to the Administrative Agent as provided in Section 5.6; (b) each partial reduction of a Class of Commitments shall be in the amounts provided in Section 5.5; and (c) at no time shall the total amount of the Commitments of either Class be less than the aggregate amount of Accommodations Outstanding for such Class. Commitments terminated or reduced may not be reinstated.

2.3 Loans.

(a) Making of Tranche A Loans.(b) Each Tranche A Bank severally agrees, on the terms and conditions of this Agreement, to make Tranche A Loans to the Borrower from time to time on any Business Day prior to the Tranche A Commitment Termination Date. Each Borrowing of Tranche A Loans under this Agreement shall be made to the Borrower on the same day rateably by the Tranche A Banks and shall be in the aggregate minimum amount of $5,000,000 or a larger whole multiple of $1,000,000.

(b) Making of Tranche B Loans.(c) Each Tranche B Bank severally agrees, on the terms and conditions of this Agreement, to make Tranche B Loans to the Borrower from time to time on any Business Day prior to the Tranche B Commitment Termination Date. Each Borrowing of Tranche B Loans under this Agreement shall be made to the Borrower on the same day rateably by the Tranche B Banks and shall be in the aggregate minimum amount of $5,000,000 or a larger whole multiple of $1,000,000.

(c) Procedure for Borrowing. Each Borrowing shall be made on the number of days prior notice specified in Section 5.6, given by the Borrower to the Administrative Agent. Upon receipt by the Administrative Agent of funds from the Banks of the applicable Class and fulfilment of the applicable conditions set forth in Section 7, the Administrative Agent will make such funds available to the Borrower in accordance with Section 3.1.

(d) Provisions related to Drawings. For greater certainty, notwithstanding anything to the contrary in this Agreement, unless the Borrower separately delivers a conversion notice to the Administrative Agent requesting a conversion to Term CORRA Loans and/or Daily Compounded CORRA Loans, any Accommodation outstanding on the 2024 Effective Date as Drawings (as defined in the Second Amended and Restated Agreement) with a maturity date ending after the 2024 Effective Date, shall remain outstanding as such until the conclusion of such applicable maturity date and the provisions of the Second Amended and Restated Agreement applicable thereto shall continue and remain in effect solely with respect to those outstanding Drawings, at which point such Drawings shall be converted to Term CORRA Loans and/or Daily Compounded CORRA Loans, as applicable, as specified in the applicable conversion notice submitted by the Borrower, with no other further action required from any of the parties hereto.

2.4 [Reserved].

2.5 Several Obligations.

The failure of any Bank to make any Accommodation to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Accommodation on such date, and no Bank shall be responsible for the failure of any other Bank to make an Accommodation to be made by such other Bank.

2.6 Evidence of Indebtedness.

The indebtedness of the Borrower resulting from the Accommodations made to the Borrower by each Bank shall be evidenced by the books and records of the Administrative Agent which shall be prima facie evidence of the amount of such Accommodations Outstanding, absent manifest error.

2.7 Undrawn Fee.

The Borrower shall pay to the Administrative Agent for the account of each Tranche A Bank (other than any Defaulting Bank) an undrawn fee (the “Tranche A Undrawn Fee”), for each day up to but excluding the earlier of the date such Bank’s Tranche A Commitment is terminated and the Tranche A Commitment Termination Date, on the daily average amount of such Bank’s Tranche A Commitment which is unused, equal to the corresponding Applicable Margin.

The Borrower shall pay to the Administrative Agent for the account of each Tranche B Bank (other than any Defaulting Bank) an undrawn fee (the “Tranche B Undrawn Fee” and, together with the Tranche A Undrawn Fee, the “Undrawn Fees”), for each day up to but excluding the earlier of the date such Bank’s Tranche B Commitment is terminated and the Tranche B Commitment Termination Date, on the daily average amount of such Bank’s Tranche B Commitment which is unused, equal to the corresponding Applicable Margin.

Accrued Undrawn Fees shall be payable (i) on the Quarterly Dates, (ii) in the case of Tranche A Undrawn Fees, on the earlier of the date the Tranche A Commitments are terminated and the Tranche A Commitment Termination Date, and (iii) in the case of Tranche B Undrawn Fees, on the earlier of the date the Tranche B Commitments are terminated and the Tranche B Commitment Termination Date.

2.8 [Reserved].

2.9 Increase in Commitments.

(a) The Borrower may, by written notice to the Administrative Agent in substantially the form of Exhibit “D”, request that the Tranche A Commitments and the Tranche B Commitments be increased by an aggregate amount not to exceed $400,000,000; provided that the Borrower may not make more than 3 such requests and each request shall be to increase both Classes of Commitments by an equal amount. Such notice shall set forth the amount of the requested aggregate increase (which shall be in a minimum aggregate amount of $100,000,000 and in minimum aggregate increments of $5,000,000 above that amount, in each case, divided equally between the two Classes), and the date on which such increase is requested to become effective (which shall be not less than 10 days nor more than 60 days after the date of such notice and which, in any event, must be on or prior to the then applicable Commitment Termination Dates). Upon the receipt of such request by the Administrative Agent, the Administrative Agent shall give notice promptly to each Bank substantially in the form of Exhibit “E”, which notice will offer each such Bank the opportunity to increase its Commitment of each Class by its applicable Pro Rata Share of the proposed increased amount for such Class. Each such Bank shall, by notice to the Borrower and the Administrative Agent substantially in the form of Exhibit “F”, given not more than 10 days after the date of the Administrative Agent’s notice, either agree to increase its Commitments by all or a portion (provided such portion is divided equally between the Classes) of the offered amount (each Bank so agreeing being an “Increasing Bank”) or decline to increase such Commitments (and any Bank that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase such Commitments) (each Bank so declining or being deemed to have declined being a “Non-Increasing Bank”). For greater certainty, a Bank may only agree to increase both of its Commitments or decline to increase both of its Commitments. In the event that, on the 10th day after the Administrative Agent shall have delivered a notice pursuant to the third sentence of this paragraph, the Increasing Banks shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase requested by the Borrower, the Borrower may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Bank”), which may include any Bank, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Augmenting Bank shall extend or increase Commitments of each Class by an equal amount, each Augmenting Bank that is not an existing Bank shall be subject to the prior written approval of the Administrative Agent (which approvals shall not be unreasonably withheld or delayed), and the Borrower and each Augmenting Bank that is not an existing Bank shall execute such documentation as the Administrative Agent shall reasonably specify to evidence such Augmenting Bank’s Commitment and/or its status as a Bank hereunder. Any such increase may be made in an amount that is less than the increase requested by the Borrower if the Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Banks. The Borrower and the Administrative Agent shall execute an amendment to Exhibit “H” evidencing the revised Commitments.

(b) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase pursuant to this Section 2.9, the Accommodations Outstanding of each Class (if any) are held by the Banks in accordance with their new applicable Pro Rata Shares. This may be accomplished at the reasonable discretion of the Administrative Agent, following consultation with the Borrower, (i) by requiring the Accommodations Outstanding of a Class to be prepaid with the proceeds of a new Accommodation, (ii) by causing Non-Increasing Banks to assign portions of their Accommodations Outstanding of a Class to Increasing Banks and/or Augmenting Banks, for a consideration that is not less than all principal and interest and fees accrued as to such Accommodations up to the effective date of such assignment or (iii) by any combination of the foregoing. Any prepayment or assignment described in this clause (b) shall be subject to Section 6.3, but shall otherwise be without premium or penalty.

(c) Notwithstanding the foregoing, no increase in the Commitments shall become effective under this Section 2.9 unless (i) on the date of such increase, (A) no Default shall have occurred and be continuing or will result from the increase in such Commitments as set forth herein and (B) the representations and warranties made by the Borrower in Section 8 shall be true and correct on and as of the date of the increase in the Commitments with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) the Borrower Debt Ratings assigned by S&P, Moody’s and DBRS to the Index Debt shall be equal to or better than their respective ratings of such Borrower’s Index Debt in effect as of the 2024 Effective Date (after giving effect to the incurrence of the Commitment increase or Accommodations, as the case may be), (iii) the Administrative Agent shall have received a compliance certificate certifying and showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) that (A) each of the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and (B) on a historical pro forma basis (after giving effect to the incurrence of the applicable Commitment increase or Accommodations, as the case may be) as of the last day of the most recently completed Six Month Period with respect to which, pursuant to Section 9.1, financial statements have been, or are required to have been, delivered by the Borrower, the Borrower would be in compliance with Section 9.10 as of the last day of such Six Month Period, (iv) in the event that a proposed increase in the Commitments pursuant to this Section 2.9 would result in the aggregate amount of the increases in Commitments pursuant to this Section 2.9 exceeding $375,000,000, the Administrative Agent shall have received a written confirmation from HMC that, upon and after the increase in the applicable Commitments, all Accommodations Outstanding and all interest hereunder will constitute “Debt” as such term is used in the HMC Support Agreement together with the certifications provided by the Borrower pursuant to Section 7.3(d) and (v) the Administrative Agent shall have received all fees to be mutually agreed between the Borrower and the Administrative Agent.

(d) Notwithstanding anything to the contrary in this Section 2.9, if, at the time that a request is made pursuant to this Section 2.9(a) or prior to the time such request is given effect, a Class of Commitments has been terminated or a Commitment Termination Date has occurred with respect to a Class, such request shall apply with respect to the remaining Class of Commitments and this Section 2.9 shall apply mutatis mutandis to such request and any such increase.

2.10 [Reserved].

2.11 Extension of Commitments.

(a) The Borrower may, by notice once a year to the Administrative Agent in substantially the form of Exhibit “J” hereto, request that the then existing Commitment Termination Date of a Class (as applicable, the “Existing Commitment Termination Date”) be extended to a date which is one year after the Existing Commitment Termination Date of such Class (as applicable, the “New Commitment Termination Date”). The Administrative Agent shall promptly, but in any event within three (3) Business Days, advise each Bank of the applicable Class (the “Extension Class Banks”) of such request. Each Extension Class Bank shall consider such request and may elect to extend or not to extend in its sole and independent discretion and may, at its option, conduct a full credit evaluation of the Borrower in considering such request. If the Borrower requests that both Commitment Termination Dates be extended, each Extension Class Bank shall agree to either extend both of its Commitments or decline to extend both of its Commitments. Each Extension Class Bank agreeing to any such extension (each an “Extending Class Bank”) shall notify the Administrative Agent thereof (which shall notify the Borrower) on or prior to the date which is 30 days after the date the Administrative Agent has advised the Extension Class Banks of such request to extend the Existing Commitment Termination Date of the applicable Class (or if such 30th day is not a Business Day, then such notice may also be given on the next succeeding Business Day) (the “Consent Date”). Each Extension Class Bank that determines not to extend such Existing Commitment Termination Date (a “Non-Extending Bank”) shall notify the Administrative Agent (which shall notify the Borrower) of such fact promptly after such determination (but in any event no later than the Consent Date). Any Extension Class Bank that does not advise the Administrative Agent on or before the Consent Date shall be deemed to be a Non-Extending Bank

(b) The Borrower shall have the right at any time with the consent of the Administrative Agent (which consent will not be unreasonably withheld) to replace each Non-Extending Bank with one or more other lenders (each for purposes of this Section 2.11, a “Replacement Bank”), each of which Replacement Banks shall have entered into either a Transfer Supplement substantially in the form of Exhibit “C” hereto or an agreement otherwise in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Replacement Bank shall undertake all or any portion of the Commitments of one or both Classes of one or more Non-Extending Banks (if any such Replacement Bank is a Bank, its Commitments shall be in addition to such Bank’s Commitments hereunder on such date). For greater certainty, if the Borrower requests that a Commitment Termination Date be extended and a Bank declines to extend its applicable Commitment, the Borrower may replace such Bank pursuant to the provisions of this Section 2.11(b) with respect to the applicable Commitment as well as its other Commitments, if any. If the Borrower replaces a Non-Extending Bank with respect to both of its Classes of Commitments, the Replacement Bank shall undertake a ratable portion (or all) of the Commitments for both Classes of such Non-Extending Bank.

(c) If Extension Class Banks holding Commitments of the applicable Class (not including the Commitments of such Class of the Replacement Banks) that aggregate more than 50% of the aggregate amount of the Commitments of such Class (not including the Commitments of such Class of the Replacement Banks) shall, by the Consent Date, have agreed to extend the Existing Commitment Termination Date, then, effective as of the Existing Commitment Termination Date, such Existing Commitment Termination Date shall be extended as to the Extending Class Banks and any Replacement Bank only to the date so requested by the Borrower (provided, if such date is not a Business Day, then such Commitment Termination Date as so extended shall be the immediately preceding Business Day), the Commitment Termination Date of the applicable Class shall be the New Commitment Termination Date as to the Extending Class Banks and any Replacement Bank only and each Replacement Bank shall thereupon become a “Bank” for all purposes of this Agreement. The Borrower and the Administrative Agent shall execute an amendment to Exhibit “H” evidencing the revised Commitments.

(d) Notwithstanding the foregoing, the extension of the Existing Commitment Termination Date shall not be effective with respect to any Extension Class Bank unless:

(i) Banks holding Commitments of the applicable Class (not including the Commitments of the Replacement Banks) that aggregate more than 50% of the aggregate amount of the Commitments of such Class (not including the Commitments of such Class of the Replacement Banks) shall, by the Consent Date, have agreed to extend the Existing Commitment Termination Date then in effect;

(ii) the Administrative Agent has received the agreement to the extension, in writing, of the Borrower, the Replacement Banks and the Extension Class Banks (other than the Non-Extending Banks) (which may consist of the Borrower’s request for the extension in substantially the form of Exhibit “J”, the consent of each extending Extension Class Bank to the extension and the Transfer Supplement or other document executed by each Replacement Bank, if any, pursuant to Section 2.11(b)); and

(iii) the Administrative Agent has received an Officer’s Certificate, dated no later than the Consent Date, to the effect that since the date of the most recent audited financial statements furnished to the Banks pursuant to Section 9.1 prior to the Consent Date, there has occurred no material adverse change in the business, operations, business prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole; as of the date of said certificate, no Default has occurred or is continuing or will result from extending the Commitment Termination Date of the applicable Class; and, as of the date of said certificate, the representations and warranties made by the Borrower in Section 8 (excluding Section 8.4(b)) are true and correct with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). Upon fulfillment of all conditions for extension of the Existing Commitment Termination Date of a Class, the Administrative Agent shall issue a letter to the Borrower stating that all conditions precedent to the extension of the Existing Commitment Termination Date of such Class have been fulfilled and setting forth the New Commitment Termination Date of such Class.

(e) If the Existing Commitment Termination Date of a Class is not extended as aforesaid, the Borrower shall not be entitled to request any further extensions of the Existing Commitment Termination Date of such Class. If the Existing Commitment Termination Date of a Class is not extended with respect to a particular Non-Extending Bank pursuant to Section 2.11(a), then the existing Commitment of the applicable Class of a Non-Extending Bank shall continue until the Existing Commitment Termination Date (which shall be the Commitment Termination Date for the applicable Class for such Bank with respect to the Accommodations Outstanding of such Class together with all accrued interest and Fees and other amounts owing to such Bank with respect to such Class), at which time the aggregate Commitments of such Class of the Banks hereunder shall be reduced by the Commitment of such Class of each such Non-Extending Bank, unless a Replacement Bank agrees to undertake the entire Commitment of such Class of the Non-Extending Bank (or, if a Replacement Bank undertakes only a portion of such Commitment, the aggregate Commitments shall be reduced by the portion not so undertaken by the Replacement Bank), as provided in Section 2.11(b) pursuant to either a Transfer Supplement substantially in the form of Exhibit “C” hereto or an agreement otherwise in form and substance satisfactory to the Borrower and the Administrative Agent. Upon the occurrence of a Commitment Termination Date of a Class with respect to a Non-Extending Bank, the Accommodations Outstanding of such Class together with all accrued interest and Fees and other amounts owing, in each case, to such Bank with respect to such Class shall be paid by the Borrower in accordance with Section 4.1, unless a Replacement Bank has agreed to undertake the entire Commitment of such Class of the Non-Extending Bank (or, if a Replacement Bank has agreed to undertake only a portion of such Commitment, the portion of the Accommodations Outstanding of such Class together with all accrued interest and Fees and other amounts owing to such Bank with respect to such Class not undertaken by the Replacement Bank shall be paid by the Borrower in accordance with Section 4.1).

2.12 Defaulting Banks

Notwithstanding any provision in this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Undrawn Fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Bank;

(b) such Defaulting Bank shall have no voting or consent rights with respect to matters under the Credit Documents solely except to the extent any proposed amendment or waiver (i) increases or decreases the Commitment of any Bank (except for a rateable decrease in the Commitments of all Banks and except pursuant to Section 13.5(c)), (ii) forgives or reduces the principal of or rate of interest on any Accommodation or any fees hereunder (other than Undrawn Fees), (iii) postpones the date fixed for any payment of any Accommodations Outstanding or interest on any Accommodation or any fees hereunder (other than Undrawn Fees) or for any termination of any Commitment, (iv) changes the percentage of the Commitments or of the aggregate unpaid amount of the Accommodations Outstanding, or the number of Banks which shall be required for the Banks or any of them to take any action under Section 13.4 or any other provision of this Agreement, (v) amends the definition of “Required Banks” or “Required Class Banks”, (vi) amends, modifies or waives any provision of Section 13.4, (vii) extends a Commitment Termination Date, (viii) amends or waives any provisions in Section 5.2 or 5.8, or (ix) consents to any release or termination of the HMC Support Agreement. Accordingly, subject to the previous sentence, the Commitments and Accommodations Outstanding of such Defaulting Bank shall not be included in determining whether all Banks, the Required Banks or the Required Class Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.4);

(c) to the extent permitted by law, the Administrative Agent shall be entitled to withhold and deposit in one or more non-interest bearing accounts in the name of the Administrative Agent any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), which payments shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent in such capacity hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Accommodation in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; and third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Bank to fund future Accommodations under this Agreement; provided that if such payment is a payment of the principal amount of any Accommodations in respect of which such Defaulting Bank has not fully funded its appropriate share, such payment shall be applied solely to pay the applicable Accommodations Outstanding of the same Class owed to all non-Defaulting Banks of such Class on a rateable basis prior to being applied to the payment of any Accommodations Outstanding to any Defaulting Bank until such time as all Accommodations of such Class are held by the Banks of such Class rateably in accordance with such Banks’ Commitments of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents thereto;

(d) for greater certainty, neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, employees, managers, administrators, trustees, agents, advisors and representatives shall be liable to any Bank (including a Defaulting Bank) for any action taken or omitted to be taken by it in connection with amounts received and deposited by the Administrative Agent in any account pursuant to this Section 2.12 and applied in accordance with the provisions of this Agreement, save and except for the gross negligence or wilful misconduct of the Administrative Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction;

(e) in the event that the Administrative Agent and the Borrower each agrees in writing that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Accommodations Outstanding of each Class of the other Banks of the applicable Class as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Accommodations Outstanding of all Classes in accordance with its rateable share whereupon such Bank will cease to be a Defaulting Bank. No adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while the Bank was a Defaulting Bank. Except to the extent otherwise expressly agreed to by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

2.13 CORRA Benchmark Replacement Setting

(a) Benchmark Replacement Notwithstanding anything to the contrary herein or in any other Credit Document (and any interest rate swap agreement shall be deemed not to be a “Credit Document” for the purposes of this Section 2.13), if a CORRA Benchmark Transition Event and its related CORRA Benchmark Replacement Date have occurred prior to any setting of the then-current CORRA Benchmark, then (x) if a CORRA Benchmark Replacement is determined in accordance with clause (a) of the definition of “CORRA Benchmark Replacement” for such CORRA Benchmark Replacement Date, such CORRA Benchmark Replacement will replace such CORRA Benchmark for all purposes hereunder and under any Credit Document in respect of such CORRA Benchmark setting and subsequent CORRA Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a CORRA Benchmark Replacement is determined in accordance with clause (b) of the definition of “CORRA Benchmark Replacement” for such CORRA Benchmark Replacement Date, such CORRA Benchmark Replacement will replace such CORRA Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such CORRA Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as Administrative Agent has not received, by such time, written notice of objection to such CORRA Benchmark Replacement from Banks comprising the Required Banks. If the CORRA Benchmark Replacement is Adjusted Daily Compounded CORRA, all interest payments will be payable on the last day of each CORRA Interest Period.

(b) CORRA Benchmark Replacement Conforming Changes In connection with the use, administration, adoption or implementation of a CORRA Benchmark Replacement, the Administrative Agent will have the right to make CORRA Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such CORRA Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations The Administrative Agent will promptly notify the Borrower and the Banks of (i) the implementation of any CORRA Benchmark Replacement and (ii) the effectiveness of any CORRA Conforming Changes in connection with the use, administration, adoption or implementation of a CORRA Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a CORRA Benchmark pursuant to Section 2.13(d) and (y) the commencement of any CORRA Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.13 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.13.

(d) Unavailability of Tenor of Benchmark Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a CORRA Benchmark Replacement), (i) if the then-current CORRA Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such CORRA Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such CORRA Benchmark has provided a public statement or publication of information announcing that any tenor for such CORRA Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “CORRA Interest Period” (or any similar or analogous definition) for any CORRA Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a CORRA Benchmark (including a CORRA Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a CORRA Benchmark (including a CORRA Benchmark Replacement), then the Administrative Agent may modify the definition of “CORRA Interest Period” (or any similar or analogous definition) for all CORRA Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period Upon the Borrower’s receipt of notice of the commencement of a CORRA Benchmark Unavailability Period, the Borrower may revoke any pending request for an Accommodation of, conversion to or continuation of Loans, which are of the type that have a rate of interest determined by reference to the then-current CORRA Benchmark, to be made, converted or continued during any CORRA Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Accommodation of or conversion to, (i) for a CORRA Benchmark Unavailability Period in respect of Term CORRA, Daily Compounded CORRA Loans, and (ii) for a CORRA Benchmark Unavailability Period in respect of a CORRA Benchmark other than Term CORRA, Prime Rate Loans.

2.14 Inability to Determine CORRA Rates

(a) Subject to Section 2.13, if, on or prior to the first day of any CORRA Interest Period for any Term CORRA Loan or Daily Compounded CORRA Loan, as applicable:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term CORRA” or “Adjusted Daily Compounded CORRA”, as applicable, cannot be determined pursuant to the definition thereof, for reasons other than a CORRA Benchmark Transition Event, or

(ii) the Required Banks determine that for any reason in connection with any request for a Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, or a conversion thereto or a continuation thereof that Term CORRA or Daily Compounded CORRA, as applicable, for any requested CORRA Interest Period with respect to a proposed Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, does not adequately and fairly reflect the cost to such Banks of making and maintaining such Loan, and the Required Banks have provided notice of such determination to the Administrative Agent;

the Administrative Agent will promptly so notify the Borrower and each Bank.

(b) Upon delivery of such notice by the Administrative Agent to the Borrower under Section 2.14(a) any obligation of the Banks to make Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, and any right of the Borrower to continue Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, or to convert Prime Rate Loans to Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, shall be suspended (to the extent of the affected Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, or affected CORRA Interest Periods) until the Administrative Agent (with respect to Section 2.14(a)(ii) above, at the instruction of the Banks) revokes such notice.

Upon receipt of such notice by the Administrative Agent to the Borrower under Section 2.14(a), (i)(x) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, (to the extent of the affected Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, or affected CORRA Interest Periods); (y) in respect of Term CORRA Loans, the Borrower may elect to convert any such request into a request for a Loan of or conversion to Daily Compounded CORRA Loans, and vice versa; or, failing such revocation or election, (z) the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Prime Rate Loans, in the amount specified therein. Upon any such conversion, the Borrower shall pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 6.3.

Section 3 Borrowings.

3.1 Borrowings.

The Borrower shall give the Administrative Agent notice of each Borrowing of Loans to be made hereunder as provided in Section 5.6. Not later than 12:00 p.m. (noon) Toronto time on the date specified for each such Borrowing hereunder, each Bank of the applicable Class shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, at the Administrative Office, in immediately available funds, for the account of the Borrower. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account specified by the Borrower or, if no such account is specified, in an account of the Borrower maintained with the Administrative Agent at the Administrative Office.

3.2 Repayments of Loans.

The Borrower shall have the right to repay Loans at any time or from time to time subject to the terms hereof (including without limitation Section 6.3); provided that the Borrower shall give the Administrative Agent notice of each such repayment as provided in Section 5.6.

Section 4 Payments of Principal and Interest.

4.1 Maturity of Loans.

The Borrower hereby promises to pay to the Administrative Agent for the account of each Tranche A Bank the Tranche A Accommodations Outstanding together with all accrued interest and Fees and all other amounts payable to the Tranche A Banks in connection with this Agreement, on the Tranche A Commitment Termination Date. The Borrower hereby promises to pay to the Administrative Agent for the account of each Tranche B Bank the Tranche B Accommodations Outstanding together with all accrued interest and Fees and all other amounts payable to the Tranche B Banks in connection with this Agreement, on the Tranche B Commitment Termination Date.

4.2 Interest.

The Borrower shall pay interest on the unpaid principal amount of each Prime Rate Loan from the date of Borrowing of the Prime Rate Loan until (but excluding the date) the principal amount of the Prime Rate Loan is repaid in full at a rate per annum equal at all times to the Prime Rate in effect from time to time plus the corresponding Applicable Margin. Interest on Prime Rate Loans shall be calculated and payable in arrears (i) on the first Business Day of each month, and (ii) when the Prime Rate Loan becomes due and payable in full or is repaid. The Borrower shall pay interest on the unpaid principal amount of each CORRA Loan from the date of Borrowing of the CORRA Loan until (but excluding the date) the principal amount of the CORRA Loan is repaid in full at a rate per annum equal at all times to Adjusted Term CORRA (in the case of Term CORRA Loans) or Adjusted Daily Compounded CORRA (in the case of Daily Compounded CORRA Loans), as applicable, in effect from time to time plus the corresponding Applicable Margin. Interest on CORRA Loans shall be calculated and payable in arrears (i) on the last day of each such CORRA Interest Period, and (ii) when the CORRA Loan becomes due and payable in full or is repaid.

Notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent for the account of each Bank interest on any principal of any Loan made by such Bank and on any other amount payable by the Borrower hereunder to or for the account of such Bank (including, to the extent permitted by applicable law, overdue interest) during the continuance of an Event of Default at the applicable Post-Default Rate before as well as after judgment and before and after the commencement of a proceeding under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any similar debtor relief law. Interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Borrower and the Banks to which such interest is payable.

Notwithstanding the foregoing, any interest payment date which would fall on a day which is not a Business Day shall fall on the next succeeding Business Day.

4.3 Conversions.

The Borrower may (x) continue any CORRA Loan as such, provided no Event of Default shall then exist, or convert any CORRA Loan into a Prime Rate Loan (or convert a Term CORRA Loan into a Daily Compounded CORRA Loan, or vice versa) of the same Class, in each case, effective upon the expiry of the applicable CORRA Interest Period of such CORRA Loan, or (y) convert any Prime Rate Loan into a CORRA Loan (provided that no Event of Default shall then exist) of the same Class, in each case, by giving notice in accordance with Section 5.6 as if such continuation or conversion were a Borrowing of an Accommodation of the Type of Accommodation being continued

or into which such Accommodation is being converted; and references to notices of borrowing or to Borrowings in Sections 5.5 and 5.6 shall include, respectively, notices of continuation or conversion. For greater certainty, if proper notice has not been received in accordance with Section 5.6 as to the continuation or conversion of a CORRA Loan at the expiry of the applicable CORRA Interest Period, such CORRA Loan shall be converted into a Prime Rate Loan upon expiry of the applicable CORRA Interest Period.

Section 5 Payments; Pro Rata Treatment; Computations; Etc.

5.1 Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower hereunder shall be made in Dollars, in immediately available funds, without set-off, counterclaim or deduction of any kind to the Administrative Agent at the Administrative Office, not later than 10:00 a.m. Toronto time on the date such payment shall become due (each such payment made on such due date but after such time shall be deemed to have been made on the next succeeding Business Day). If a new Accommodation is to be made by any Bank on a date the Borrower is to repay any principal of an Accommodation Outstanding of the same Class of such Bank, such Bank shall apply the proceeds of such new Accommodation to the payment of the principal to be repaid and only an amount equal to the excess of the Accommodation to be borrowed over the principal to be repaid, subject to Section 7.3, shall be made available by such Bank to the Administrative Agent as provided in Section 3.1 or paid by the Borrower to the Administrative Agent pursuant to this Section 5.1, as the case may be. The Borrower shall, at the time of making each payment hereunder, specify to the Administrative Agent the Class and Type of Accommodations or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if a Default has occurred and is continuing, the Administrative Agent may apply such payment in the manner determined by the Required Banks, but subject to Section 5.2). Each payment received by the Administrative Agent hereunder for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank’s Applicable Lending Office for the Accommodation in respect of which such payment is made. If the due date of any payment hereunder would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

5.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each Borrowing under Section 2.3 shall be made by the applicable Banks, each payment of Undrawn Fees under Section 2.7 shall be made for the account of the applicable Banks, and each reduction of the Commitments under Section 2.2 shall be applied to the applicable Commitments of the applicable Banks, in each case, according to their respective Pro Rata Share of the applicable Class, (b) [Reserved], and (c) each payment of Accommodations Outstanding by the Borrower of a particular Class and Type of Accommodation shall be made to the Administrative Agent for the account of the Banks holding such Class and Type of Accommodations pro rata in accordance with the respective unpaid amount of such Class and Type of Accommodation Outstanding held by such Banks.

5.3 Computations.

Undrawn Fees shall be computed on the basis of a year of 365 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which they are payable, and interest on Loans shall be computed on the basis of a year of 365 and actual days elapsed (including the first day but excluding the last day) occurring in the period for which it is payable.

5.4 Interest Act (Canada).

For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 365 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (A) the applicable rate based on a year of 365 days, (B) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (C) divided by 365, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

5.5 Certain Minimum Amounts.

Each partial reduction in the Commitments, and each Borrowing or repayment of principal of Loans shall be in an amount equal to the relevant minimum amounts or corresponding larger whole multiples specified below:

	Minimum Amount	Multiples of
Reduction of Commitments of a Class	$5,000,000	$1,000,000
Borrowing of Loans of a Class	$5,000,000	$1,000,000
Repayment of Loans of a Class	$5,000,000	$1,000,000

Borrowings of Loans of either Class may be in any amount if such borrowing exhausts the full remaining amount of the Commitments of such Class.

5.6 Certain Notices.

Notices by the Borrower to the Administrative Agent of terminations or reductions of Commitments, notices of Borrowings and repayments of Loans shall be irrevocable and shall be effective only if received by the Administrative Agent (i) not later than 10:00 a.m. Toronto time, in the case of a Borrowing of Prime Rate Loans up to 30% of the aggregate amount of the Commitments; (ii) not later than 2:00 p.m. Toronto time, in the case of a Borrowing of (x) Prime Rate Loans exceeding 30% of the aggregate amount of the Commitments or, (y) CORRA Loans; and (iii) not later than 10:00 a.m. Toronto time, in the case of a termination or reduction of a Commitment, or a repayment of Loans on the number of Business Days prior to the date of the relevant termination, reduction, Borrowing or repayment, specified below:

Number of Business Days Prior Notice
Termination or Reduction of Commitments	5
Borrowing of Prime Rate Loans up to 30% of the aggregate amount of the Commitments	0
Borrowing of Prime Rate Loans exceeding 30% of the aggregate amount of the Commitments	1
Repayment of Prime Rate Loans	1
Borrowing of CORRA Loans	3
Repayment of CORRA Loans	3

Each such notice of termination or reduction shall specify the Class and amount of the Commitments to be terminated or reduced. Each such notice of Borrowing or repayment shall specify the Loans (including the Class) to be borrowed or repaid and the amount (subject to Section 5.5) of the Loans (including the Class) to be borrowed or repaid and the date of borrowing or repayment (which shall be a Business Day). The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

5.7 Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have been notified by a Bank or the Borrower (each, a “Payor”) prior to the time at which such Bank is to make any payment to the Administrative Agent of the proceeds of an Accommodation to be made by it hereunder or the Borrower is to make a payment to the Administrative Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that such Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient (whether a Bank or the Borrower) of such payment made by the Administrative Agent shall, on demand, repay to the Administrative Agent the amount made available to it together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent to such recipient until the date the Administrative Agent recovers such amount at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation for such day. If such recipient fails promptly to repay the Administrative Agent the amount received by it, the Administrative Agent shall be entitled to recover (without duplication) such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by the Borrower to the Banks, the Borrower and the recipient shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient shall return the Required Payment to the Administrative Agent, without limiting the obligation of the Borrower under Section 4.2 hereof to pay interest to such recipient at the Post-Default Rate in respect of the Required Payment); and

(ii) if the Required Payment shall represent proceeds of an Accommodation to be made by the Banks to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 4.2 hereof (and, in case the Borrower shall return the Required Payment to the Administrative Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment).

5.8 Sharing of Payments, Etc.

If any Bank shall effect payment, in cash or otherwise, of any Undrawn Fees or any Accommodations Outstanding of a Class, accrued interest thereon or other obligations of a Class under this Agreement through the exercise of any right of set-off, bankers’ lien, counterclaim or similar right, and such Bank shall have received a greater percentage, in cash or otherwise, of the Undrawn Fees, any Accommodations Outstanding of such Class, accrued interest thereon or other obligations of such Class then due hereunder to such Bank than the percentage received by any other applicable Bank of such Class, it shall promptly purchase from the other applicable Banks participations in the Accommodations Outstanding of such Class made by such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the applicable Banks shall share the benefit of such payment pro rata in accordance with the applicable unpaid Undrawn Fees, Accommodations Outstanding of such Class and accrued interest thereon and other obligations of such Class held by each of them. To such end all the applicable Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation in the Accommodations Outstanding of a Class made by the other Banks under this Section 5.8 may to the extent permitted by applicable law exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of such Accommodations Outstanding in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

5.9 Pro Rata Treatment

If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, to pay interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 6 Yield Protection and Illegality.

6.1 Additional Costs.

(a) If, due to any Regulatory Change, there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Accommodation (other than Non-Excluded Taxes which shall be governed exclusively by Section 6.5), then the Borrower with respect to its Accommodations shall from time to time, within thirty (30) days of a demand by such Bank (with a copy of such demand to the Administrative Agent), pay directly to such Bank additional amounts sufficient to reimburse such Bank for such increased cost (“Additional Costs”). Each Bank will notify the Borrower of any event which will entitle such Bank to compensation pursuant to this Section 6.1(a) as promptly as practicable after it obtains knowledge thereof (provided that failure or delay on the part of any Bank to demand compensation pursuant to this Section 6.1(a) shall not constitute a waiver of such Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate such Bank for such Additional Costs if such Bank obtained knowledge of such Additional Costs more than 180 days prior to the date that such Bank notifies the Borrower of such Additional Costs; provided, further, that, if the Regulatory Change giving rise to such Additional Costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof), and will, use its reasonable efforts to designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Bank, be disadvantageous to the Bank or contrary to its policies. Each Bank will furnish the Borrower with a certificate (with a copy to the Administrative Agent) setting forth the basis and amount of each request by such Bank for compensation under this Section 6.1(a). If any Bank requests compensation from the Borrower under this Section 6.1(a), the Borrower may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make additional Loans of the type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect.

(b) Without limiting the effect of the foregoing provisions of this Section 6.1, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Bank to make Accommodations of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect.

(c) Without limiting the effect of the foregoing provisions of this Section 6.1 (but without duplication), the Borrower shall pay directly to each Bank from time to time within thirty (30) days of any request such amounts as such Bank may determine after the date hereof to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any Regulatory Change of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such Regulatory Change). Each Bank will notify the Borrower if it is entitled to compensation pursuant to this Section 6.1(c) as promptly as practicable; provided, that failure or delay on the part of any Bank to demand compensation pursuant to this Section 6.1(c) shall not constitute a waiver of such Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate such Bank for such costs if such Bank obtained knowledge of such costs more than 180 days prior to the date that such Bank notifies the Borrower of such costs; provided, further, that, if the Regulatory Change giving rise to such costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Each Bank will furnish the Borrower with a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 6.1(c).

(d) Determinations and allocations by any Bank for purposes of this Section 6.1 of the effect of any Regulatory Change pursuant to Sections 6.1(a) or 6.1(b), or the effect of capital maintained pursuant to Section 6.1(c), on its costs of making or maintaining Accommodations or on amounts received or receivable by it in respect of Accommodations, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive (absent manifest error), provided that such determinations are made on a reasonable basis.

6.2 Illegality.

Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful, or any Governmental Authority shall assert that it is unlawful, for any Bank or its Applicable Lending Office to (a) honor its obligation to make any Accommodations hereunder, or (b) maintain any Accommodations hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Bank’s obligation to make such Accommodation shall be suspended until such time as such Bank may again make and maintain such Accommodations, and such Bank shall no longer be obligated to make any such Accommodation that it has offered to make. Upon receipt of such notice, the Borrower shall promptly, upon demand from such Bank (with a copy to the Administrative Agent), convert any such Accommodations into another Type of Accommodation in order to avoid the activity that is unlawful. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

6.3 Compensation.

In the event of (a) the payment of any principal of any Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, prior to the last day of a CORRA Interest Period (including as a result of an Event of Default), (b) the conversion of any Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, other than on the last day of the CORRA Interest Period, or (c) the failure to borrow, convert, continue or prepay any Accommodation on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall, after receipt of a written request by any Bank affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Bank for the losses, costs and expenses attributable to such event. A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this Section delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate within ten (10) days after receipt of such demand.

6.4 Replacement Banks.

So long as no Default shall have occurred and be continuing, the Borrower may, at any time, replace any Bank that has requested compensation from the Borrower pursuant to Section 6.1 or 6.5 hereof or any Bank that becomes and is a Defaulting Bank (any such Bank being herein called an “Affected Bank”) by giving not less than 10 Business Days’ prior notice to the Administrative Agent (which shall promptly notify such Affected Bank and each other Bank) that it intends to replace such Affected Bank with one or more other lenders (including any Bank) selected by the Borrower and acceptable to the Administrative Agent (which shall not unreasonably withhold its consent). The method (whether by assignment or otherwise) of and documentation for such replacement shall be either a Transfer Supplement substantially in the form of Exhibit “C” or otherwise acceptable to the Affected Bank and the Administrative Agent (which shall not unreasonably withhold their consent and shall cooperate with the Borrower in effecting such replacement). Upon the effective date of any replacement under this Section 6.4 (and as a condition thereto), the Borrower shall, or shall cause the replacement lender(s) to, pay to the Affected Bank being replaced any amounts owing to such Affected Bank hereunder (including, without limitation, interest, Undrawn Fees, compensation and additional amounts under this Section 6, in each case accrued to the effective date of such replacement subject to, in the case of a Defaulting Bank, Section 2.12), whereupon each replacement lender shall become a

“Bank” for all purposes of this Agreement having Commitments in the amount of such Affected Bank’s Commitments assumed by it, and such Commitments of the Affected Bank being replaced shall be terminated upon such effective date and all of such Affected Bank’s rights and obligations under this Agreement shall terminate (provided that the obligations of the Borrower under Sections 6.1, 6.3, 6.5 and 13.3 hereof to such Affected Bank shall survive such replacement as provided in Section 13.6). For greater certainty, any replacement of a Bank (whether a Defaulting Bank or otherwise) pursuant to this Section 6.4 shall be in compliance with and subject to the terms and provisions in Section 13.5(c).

6.5 Taxes

(a) All payments (whether of principal, interest, fees, reimbursements or otherwise) by the Borrower under this Agreement shall be made without set-off or counterclaim and shall be made free and clear of and without deduction or withholding for any present or future tax, levy, impost, duties, deductions, withholdings, assessments or any other similar charge and all interest, penalties or similar liabilities with respect thereto, if any, now or hereafter imposed by the government of Canada or the United States or any other Governmental Authority thereof or taxing authority thereof other than income, capital, franchise or branch profit taxes imposed on (or measured by) net income, net earnings or capital by any such tax authority (all such non-excluded taxes, levies, imposts and other similar amounts, “Non-Excluded Taxes”). In the event that any Non-Excluded Taxes are required by law to be deducted or withheld from any payments by the Borrower, the Borrower shall make any such deduction required to be made by it under applicable law and timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with applicable law and shall pay to the Administrative Agent, on the date of each such payment, such additional amounts as may be necessary in order that the net amounts received by Administrative Agent and the Banks after such deduction or withholding (including deductions, withholdings and payments applicable to any additional sums payable under this Section 6.5) shall equal the amounts which would have been received if such deduction or withholding were not required; provided, however, that the Borrower shall not be required to pay any such additional amounts under this Section 6.5 to the extent the Non-Excluded Taxes are withholding taxes imposed under the ITA on amounts payable to the Administrative Agent or a Bank at the time the Administrative Agent or such Bank becomes a party to this Agreement, except to the extent that (a) the Administrative Agent or such Bank becomes a party to this Agreement during the continuance of any Event of Default; or (b) the Administrative Agent’s or such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 6.5. The Borrower shall confirm that all applicable Non-Excluded Taxes, if any, imposed on this Agreement or transactions hereunder shall have been properly and legally paid by it to the appropriate taxing authorities by sending official tax receipts or notarized copies of such receipts to the Administrative Agent within 30 days after payment of any applicable Non-Excluded Taxes.

(b) [Intentionally deleted]

(c) The Borrower shall indemnify each Bank and the Administrative Agent on an after-tax basis for the full amount of Non-Excluded Taxes imposed on or with respect to amounts payable under this Agreement, paid by such Bank or Administrative Agent and any liability (including penalties, interest and expenses) arising therefrom. Payment of this indemnification shall be made within 30 days from the date such Bank or Administrative Agent makes a written demand therefor. Such written demand shall include a certificate setting forth in reasonable detail the type and amount of such Non-Excluded Taxes. Any such certificate submitted in good faith by such Bank or Administrative Agent to the Borrower shall, absent manifest error, be conclusive and binding on all parties.

(d) If any Bank determines in its sole discretion that it has actually received or realized any refund of tax, any reduction of, or credit against, its tax liabilities or otherwise recovered any amount in connection with any deduction or withholding, or payment of any additional amount, by the Borrower pursuant to this Section 6.5 or Section 13.3, such Bank shall reimburse the Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, and net of all expenses incurred by the Bank in connection with such refund which was actually obtained by the Bank as a consequence of such refund, reduction, credit or recovery; provided, that nothing in this clause (d) shall require any Bank to make available its tax returns (or any other information relating to its taxes which it deems to be confidential). The Borrower shall return such amount to the Bank in the event that the Bank is required to repay such refund of tax or is not entitled to such reduction of, or credit against, its tax liabilities.

Section 7 Conditions Precedent.

7.1 Effective Date.

The occurrence of the Effective Date was subject to the receipt by the Administrative Agent (receipt of which is hereby acknowledged) of the following:

(a) An executed counterpart of this Agreement signed by each of the Borrower, the Banks and the Administrative Agent.

(b) An Officer’s Certificate for the Borrower, substantially in the form of Exhibit “A” with appropriate insertions together with, copies of the articles of incorporation, by-laws and resolutions of the Borrower. Such certificate shall also specify each of the officers (i) who is authorized to sign the Credit Documents on behalf of the Borrower (including a specimen signature of such officers), and (ii) who will, until replaced by other Authorized Officers for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby. Each of the Administrative Agent and the Banks may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary.

(c) A copy of the HMC Support Agreement, certified by the Borrower to be a true and complete copy, and satisfactory in form and substance to the Administrative Agent and the Banks.

(d) An Officer’s Certificate for HMC, satisfactory in form and substance to the Administrative Agent and the Banks, together with, a copy of an English translation of the articles of incorporation of HMC. Each of the Administrative Agent and the Banks may conclusively rely on such a certificate until it receives notice in writing from HMC to the contrary.

(e) A written confirmation from HMC that the Accommodations Outstanding and all interest hereunder, will constitute “Debt” as such term is used in the HMC Support Agreement.

(f) An opinion from Canadian counsel to the Borrower in favour of the Administrative Agent and the Banks substantially in the form of Exhibit “B-1”.

(g) A signed opinion of Alston & Bird, LLP, special New York counsel to HMC, substantially in the form of Exhibit “B”-2.

(h) A signed opinion of Mori Hamada & Matsumoto, Japanese counsel to HMC, substantially in the form of Exhibit “B”-3.

(i) Evidence satisfactory to the Administrative Agent and its counsel that HMC has appointed an agent for service of process in the State of New York.

(j) An officer’s certificate from the Borrower confirming that there has not occurred a material adverse change since March 31, 2013 in the business, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date.

(k) An Officer’s Certificate for the Borrower with respect to certain registrations against the Borrower pursuant to the Personal Property Security Act (Ontario).

(l) A certificate of compliance of the Borrower in the jurisdiction of its incorporation and in each jurisdiction where the Borrower carries on business.

(m) An executed copy of the arrangement letter signed by CIBC, Royal Bank of Canada and the Borrower and an executed copy of the agency fee letter signed by the Administrative Agent and the Borrower.

(n) Evidence of payment of all fees due and payable to the Administrative Agent and the Banks (including payment of counsel fees) pursuant to this Agreement and the letters referred to in paragraph (m).

7.2 2024 Effective Date.

The occurrence of the 2024 Effective Date is subject to the receipt by the Administrative Agent of the following:

(a) An executed counterpart of (i) this Agreement signed by each of the Borrower, the Banks and the Administrative Agent, and (ii) the agency fee letter dated the date of this Agreement.

(b) An Officer’s Certificate for the Borrower, substantially in the form of Exhibit “A” with appropriate insertions together with, copies of the articles of incorporation, by-laws and resolutions of the Borrower. Such certificate shall also specify each of the officers (i) who is authorized to sign the Credit Documents on behalf of the Borrower (including a specimen signature of such officers), and (ii) who will, until replaced by other Authorized Officers for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby. Each of the Administrative Agent and the Banks may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary.

(c) An opinion from Canadian counsel to the Borrower in favour of the Administrative Agent and the Banks substantially in the form of Exhibit “B-1”.

(d) A certificate of compliance of the Borrower in the jurisdiction of its incorporation and in each jurisdiction where the Borrower carries on business.

(e) The Administrative Agent shall have received, for the benefit of the Banks, of a commitment fee equal to 0.015% of the Tranche A Commitments, and of all other fees due and payable to the Administrative Agent and the Banks (including payment of counsel fees) pursuant to this Agreement.

7.3 All Accommodations.

The obligation of each of the Banks to make any Accommodations to the Borrower (including the initial Accommodation) is subject to the further conditions precedent that at the time of any Accommodation Notice or Accommodation, as the case may be:

(a) No Default shall have occurred and be continuing or will result from the making of such Loans.

(b) The representations and warranties made by the Borrower in Section 8 (excluding Section 8.4(b)) shall be true and correct on and as of the date of the Accommodation Notice or making of such Accommodation with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true correct and in all respects as of such earlier date).

(c) After giving effect to such Accommodation, the aggregate amount of the Accommodations Outstanding of either Class will not exceed the aggregate amount of the Commitments of such Class.

(d) Delivery by the Borrower of a certificate dated the date of the proposed Accommodation and certified by an Authorized Officer of the Borrower that states that (i) the HMC Support Agreement has not been amended, supplemented or otherwise modified since the last delivery of an executed copy of the HMC Support Agreement or any amendment or modification thereof which was notified pursuant to Section 9.11 and (ii) that the Borrower is not in the process of amending, supplementing or otherwise modifying the HMC Support Agreement.

Each of the giving of any Accommodation Notice and the acceptance of an Accommodation by the Borrower shall be deemed to be a representation and warranty by the Borrower on the date of such Accommodation Notice or Accommodation, as the case may be, and after giving effect to it, that the statements specified in clauses (a) through (d) of this Section 7.3 are true and correct.

Section 8 Representations and Warranties.

The Borrower represents and warrants to the Banks that:

8.1 Organization and Good Standing.

The Borrower is duly organized and validly existing as a corporation in good standing under the laws of Canada, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted. The Borrower is on the date of this Agreement an indirect wholly-owned subsidiary of HMC.

8.2 Due Qualification.

The Borrower and each Subsidiary is duly qualified to do business, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

8.3 Power and Authority.

The Borrower has the corporate power and the authority to execute and deliver the Credit Documents to which it is a party and to carry out their respective terms; and the execution, delivery and performance of each Credit Document to which it is a party have been duly authorized by the Borrower by all necessary corporation action.

8.4 Financial Statements.

(a) The Borrower has heretofore furnished the Administrative Agent and the Banks copies of its audited financial statements for the three fiscal years ended March 31, 2023. Such financial statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles followed throughout the periods involved and present fairly the financial condition of the Borrower as at the dates thereof and the results of the operations and the change in the financial position of the Borrower for the periods indicated. The Borrower has no contingent liabilities or other contracts or commitments not disclosed in its financial statements.

(b) Since March 31, 2023 there has been no Material Adverse Effect.

8.5 No Consents.

No consent, approval, authorization, order or decree of, or notice to or filing with, any Governmental Authority is required for the consummation of the transactions contemplated by the Credit Documents.

8.6 Binding Obligations.

Each Credit Document constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

8.7 No Violation.

The execution, delivery and performance of each Credit Document by the Borrower and the fulfillment of the terms thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws (or similar organizational documents) of the Borrower, nor conflict with or violate any of the terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Borrower is a party or by which it is bound; nor result in or require the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or, to the best of its knowledge, any order, rule or regulation applicable to the Borrower of any Governmental Authority having jurisdiction over the Borrower or its properties; which breach, default, conflict, Lien or violation would have a Material Adverse Effect.

8.8 No Proceedings.

There are no proceedings or investigations pending, or to the Borrower’s best knowledge, threatened, before any Governmental Authority having jurisdiction: (i) asserting the invalidity of any Credit Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Credit Document, or (iii) seeking any determination or ruling that would have a Material Adverse Effect.

8.9 Compliance with Laws.

The Borrower and each Principal Subsidiary is in compliance with all laws, rules and regulations to which its business is subject, except to the extent that any non-compliance would not have a Material Adverse Effect.

8.10 Pensions.

The Borrower and each Subsidiary are in compliance in all material respects with the terms and provisions of the Canadian Pension Plans and all applicable laws relating thereto. All contributions and material obligations of the Borrower and each Subsidiary required to be made or performed in connection with the Canadian Pension Plans, the Canadian Benefit Plans, the Canada Pension Plan and any other plan maintained by the Government of Canada or any of the Provinces, as applicable, and the funding agreements therefor under the terms thereof and under applicable statutory and regulatory requirements, have been made and performed in a timely and proper fashion.

8.11 Payment of Taxes.

The Borrower and each Principal Subsidiary has paid all taxes, assessments, governmental charges and other similar obligations, except liabilities being contested in good faith and for which there are adequate reserves in accordance with generally accepted accounting principles and where the failure to so pay would not in the aggregate have a Material Adverse Effect.

8.12 No Material Misstatement or Omission.

Neither this Agreement nor any other Credit Document nor any document, certificate or statement furnished to the Administrative Agent or the Banks by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading.

8.13 HMC Support Agreement.

All the Accommodations Outstanding and interest hereunder constitute “Debt” (as defined in the HMC Support Agreement) and the term “Debt” as defined in the HMC Support Agreement includes all the Accommodations Outstanding and interest under this Agreement in whatever amount the Borrower may from time to time authorize by resolution of its Board of Directors.

8.14 No Proposed Changes to HMC Support Agreement.

There has been no submission of any proposed amendment or modification or termination of the HMC Support Agreement to any Rating Agency, as such term is defined in the HMC Support Agreement, other than submissions (i) that are incorporated into the HMC Support Agreement delivered to the Administrative Agent pursuant to Section 9.11 or (ii) that have been withdrawn from consideration by such Rating Agency or (iii) copies of which have been previously delivered to the Administrative Agent for prompt delivery to each Bank.

8.15 Sanctions.

Neither the Borrower nor any of its officers or employees, nor, to its knowledge, any of its directors or agents, is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by the Government of Canada, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions, including currently, Crimea, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic and Luhansk People’s Republic. The Borrower, in its reasonable business judgment, has instituted and maintains, and shall maintain in effect, policies and procedures designed to ensure compliance in all material respects by the Borrower, and its directors, officers, employees, agents with applicable Sanctions and Anti-Corruption Laws. The Borrower and its officers, employees and, to its knowledge, directors and agents are in compliance with Anti-Corruption Laws. Notwithstanding anything herein, the provisions of this Section 8.15 shall not be interpreted to contravene, or require any notification to the Attorney General of Canada under, the Foreign Extraterritorial Measures (United States) Order, 1992, by the Borrower or any other Person owned or controlled by the Borrower.

Section 9 Affirmative Covenants.

The Borrower agrees that, so long as any of the Commitments are in effect and until payment in full of all Accommodations Outstanding hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

9.1 Information; Notices.

(a) Financial Reporting. The Borrower will deliver to the Administrative Agent for prompt delivery to each Bank:

(i) Annual Reporting. as soon as available, and in any event within 150 days after the close of each of its fiscal years, an unqualified audit report certified by KPMG LLP, or other independent certified chartered accountants of nationally recognized standing, prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and the Subsidiaries, including a balance sheet as of the end of such period, statement of income, statement of stockholder’s equity, and statement of cash flows;

(ii) Semi-Annual Reporting. as soon as available, and in any event within 60 days after the close of the Borrower’s second quarterly period of each of its fiscal years, for itself and the Subsidiaries, a consolidated unaudited balance sheet as of the close of such period and consolidated statement of income, for the period from the beginning of such fiscal year to the end of such quarter;

(iii) Compliance Certificate. together with the financial statements and calculations required to be delivered under clauses (i) and (ii) above, an Officer’s Certificate dated the date of such annual or semi-annual financial statement, as the case may be, and stating that no Default has occurred and is continuing, or if there is any such Default, describing it and the steps, if any, being taken to cure it, and containing (i) a computation of the Borrower’s tangible net worth in accordance with Section 9.10, and (ii) the Borrower’s Debt Rating;

(iv) Shareholders Statements and Reports. promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements publicly available or generally available to its creditors, reports and proxy statements so furnished;

(v) Pension Valuation Reports. promptly upon the filing of the same with the applicable Governmental Authority, copies of all actuarial valuations and financial statements in respect of any Canadian Pension Plan; and

(b) Notices. The Borrower will deliver to the Administrative Agent and each Bank, promptly, but in any event within three Business Days, upon learning of the occurrence of any of the following, a notice of:

(i) Default. any Default, which notice shall describe such Default and the steps, if any, being taken with respect thereto;

(ii) Debt Ratings. any change in the Borrower’s Debt Ratings;

(iii) Litigation. the institution of any litigation, arbitration proceeding or governmental proceeding which, if adversely determined, would have a Material Adverse Effect, which notice shall describe such litigation, arbitration proceeding or governmental proceeding and any action, if any, being taken with respect thereto; and

(iv) Judgment. the entry of any judgment or decree against the Borrower or any of its Principal Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Borrower and its Principal Subsidiaries exceeds $10,000,000, which notice shall describe such judgment or decree and any action, if any, being taken with respect thereto.

(c) Other Information. The Borrower will deliver to the Administrative Agent or any Bank such other information (including non-financial information) publicly available or generally available to any of the Borrower’s or its Subsidiaries’ creditors as the Administrative Agent or such Bank may from time to time reasonably request.

(d) Electronic Delivery. Documents required to be delivered by the Borrower pursuant to this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are received by the Administrative Agent or, as applicable, any Bank. Notwithstanding the foregoing, the Borrower shall deliver paper copies of (i) the compliance certificate required by Section 9.1(a)(iii) and (ii) any documents required to be delivered pursuant to this Section 9.1 to the extent that the Administrative Agent or, as applicable, any Bank requests in writing that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Administrative Agent or such Bank, as applicable. Further except as set forth in Section 9.1(a), notwithstanding anything contained herein, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

9.2 Conduct of Business; Corporate Existence.

The Borrower will, and will cause each Principal Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or any related business and, subject to Section 10.2, to do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and maintain all requisite corporate power and authority to own its properties and conduct its business as such properties are currently owned and such business is presently conducted or any related business.

9.3 Compliance with Laws.

The Borrower will, and will cause each Principal Subsidiary to, comply with all laws, rules and regulations its business is subject, except to the extent that any non-compliance would not have a Material Adverse Effect.

9.4 Payment of Taxes.

The Borrower will pay and cause each Principal Subsidiary to pay all taxes, assessments, governmental charges and other similar obligations, except liabilities being contested in good faith and for which there are adequate reserves in accordance with generally accepted accounting principles and where the failure to so pay would not in the aggregate have a Material Adverse Effect.

9.5 Pension and Benefits.

The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all material obligations and will make all payments, and cause each Subsidiary to make all payments, of all contributions, premiums and other amounts in respect of all Canadian Pension Plans, Canadian Benefit Plans, the Canada Pension Plan and any other plan maintained by the Government of Canada or any of the Provinces in accordance with the terms and conditions of such plans and all applicable laws.

9.6 Sanctions.

The Borrower and its officers and employees, and, to its knowledge, its directors and agents are in compliance with (i) all applicable Sanctions in all material respects and (ii) the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010 and any other applicable anti-corruption law (collectively, “Anti-Corruption Laws”). The Borrower shall comply with all applicable Sanctions in all material respects. The Borrower has instituted and maintains, and shall maintain in effect, policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws.

9.7 Keeping of Records and Books.

The Borrower will keep books of record and account of the Borrower and its Principal Subsidiaries in which full, true and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions in relation to its business and activities.

9.8 Access and Inspection of Records.

The Borrower will permit, at any time and from time to time during regular business hours and upon reasonable prior notice to the Borrower, any Agent or Bank or their respective agents or representatives, (i) to examine and make copies of and abstracts from its books and records, (ii) to visit the offices and properties of the Borrower, and (iii) to discuss matters relating to the financial condition of the Borrower or the Borrower’s performance hereunder with any of the officers, directors, employees or independent chartered accountants of the Borrower having knowledge of such matters. In the event that any such Agent or Bank or their respective agents or representatives have access to or are provided with personal information, each such Agent or Bank or their respective agents or representatives shall comply with all applicable privacy and personal information protection laws, and shall enter into a personal information protection agreement with the Borrower as reasonably requested by the Borrower.

9.9 Ranking of Obligations.

All the obligations and liabilities of the Borrower hereunder rank, and will rank, either pari passu in right of payment with or senior to all other unsubordinated Debt of the Borrower.

9.10 Maintenance of Positive Consolidated Tangible Net Worth.

The Borrower will maintain at all times a positive consolidated tangible net worth in accordance with generally accepted accounting principles. For purposes of this Section 9.10, “tangible net worth” will mean (a) shareholders’ equity less (b) any intangible assets.

9.11 Copy of Amendments or Modifications of the HMC Support Agreement.

Promptly after the date that any amendment or modification of the HMC Support Agreement has become effective, the Borrower will deliver a copy of such amendment or modification to the Administrative Agent certified by an Authorized Officer of the Borrower to be a true and complete copy of the same.

Section 10 Negative Covenants.

The Borrower agrees that, so long as any of the Commitments are in effect and until payment in full of all Accommodations Outstanding hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

10.1 Negative Pledge.

(a) The Borrower will not at any time, directly or indirectly, create, assume or suffer to exist, and will not cause, suffer or permit any Subsidiary to create, assume or suffer to exist, any Lien of or upon any of its or their properties or assets, real or personal, whether owned on the date of this Agreement or hereafter acquired, or of or upon any income or profit therefrom.

(b) Nothing in this Section 10.1 shall be construed to prevent the Borrower or any Subsidiary from creating, assuming or suffering to exist, and the Borrower or any Subsidiary is hereby permitted to create, assume or suffer to exist any of the following Liens:

(i) any Lien, in addition to those otherwise permitted by this Section 10.1(b), securing Debt of the Borrower or any Subsidiary, and refundings or extensions of any such Debt for amounts not exceeding the principal amount of the Debt so refunded or extended at the time of the refunding or extension thereof and covering only the same property theretofore securing the same; provided that at the time such Debt was initially incurred, the aggregate amount of secured Debt permitted by this paragraph (i), after giving effect to such incurrence, does not exceed 30% of the Consolidated Net Tangible Assets of the Borrower; “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and allowances for credit losses) after deducting therefrom (A) all current liabilities and (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of the Borrower and its consolidated Subsidiaries, all as set forth on the most recent balance sheet of the Borrower and its consolidated Subsidiaries prepared in connection with generally accepted accounting principles;

(ii) Liens arising out of judgments or awards against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceeding for review or Liens incurred by the Borrower or such Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower or such Subsidiary is a party;

(iii) Liens for taxes which are not yet subject to penalties for non-payment or which are being contested;

(iv) any Lien arising in connection with a Securitization Transaction;

(v) the pledge of receivables payable in foreign currencies other than Canadian Dollars to secure borrowings in countries other than Canada;

(vi) any Lien securing the performance of any contract or undertaking not, directly or indirectly, in connection with the borrowing of money, obtaining of advances or credit or the securing of Debt, if made and continuing in the ordinary course of business;

(vii) any Lien to secure non-recourse obligations in connection with the Borrower’s or any Subsidiary’s engaging in leveraged or single-investor lease transactions;

(viii) any Liens or restrictions on property acquired or sold by the Borrower or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables or leases;

(ix) any deposit of assets of the Borrower or any Subsidiary with any surety company or officer of any court, or in escrow as collateral in connection with, or in lieu of, any bond on appeal by the Borrower or any Subsidiary from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against the Borrower or any Subsidiary or to exercise any privilege or license, performance of bids, contracts or leases or to secure other public or statutory obligations of the Borrower or any Subsidiary or other similar deposits or pledges made in the ordinary course of business;

(x) any Lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition thereof (whether through purchase or through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

(xi) mechanic’s, workmen’s, repairmen’s, materialmen’s or carriers’ Liens or other similar Liens or other similar Liens arising in the ordinary course of business or deposits or pledges to obtain the release of any such Liens;

(xii) minor survey exceptions, or minor encumbrances, assessments or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, assessments, reservations, rights and restrictions do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Borrower;

(xiii) the pledge of any assets to secure any financing by the Borrower or any Subsidiary of the exporting of goods to or between, or the marketing thereof in, countries other than, with respect to the Borrower, Canada, and with respect to any Subsidiary the country of domicile of such Subsidiary, in connection with which the Borrower or any Subsidiary reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

(xiv) any Lien in favor of the United States or Canada or any state or province thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(xv) any Liens on deposit accounts created in the ordinary course of business in connection with the provision of cash management or other ordinary course of business services, provided such Liens are not created specifically to provide collateral for Debt; and

(xvi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (ii) to (xv) inclusive, provided, however, that the amount of any and all obligations and indebtedness secured thereby does not exceed the amount thereof so secured immediately prior to the time of such extensions, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property) and provided further, that the Borrower or any Subsidiary is free to substitute collateral of equal value for the existing collateral in any transaction covered by the foregoing clauses (ii) to (xv) inclusive.

10.2 Limitation on Mergers and Consolidations.

The Borrower will not, nor will it permit any Principal Subsidiary to, enter into any transaction of amalgamation, merger or consolidation; provided, however, that:

(a) any Subsidiary may amalgamate, merge or consolidate with or into the Borrower or any other Subsidiary so long as in any amalgamation, merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

(b) any Principal Subsidiary may amalgamate, merge or consolidate with or into any Person if (i) the Principal Subsidiary shall be the surviving or continuing Person and (ii) at the time of such amalgamation, consolidation or merger and after giving effect thereto no Default shall have occurred and be continuing; and

(c) the Borrower may amalgamate, consolidate or merge with any other Person if (i) the Borrower shall be the surviving or continuing Person and (ii) at the time of such amalgamation, consolidation or merger and after giving effect thereto no Default shall have occurred and be continuing.

10.3 Disposition of Assets.

(a) The Borrower will not, nor will it permit any Principal Subsidiary to, liquidate or dissolve itself (or suffer any liquidation or dissolution), or transfer, convey, sell, lease, or otherwise dispose of any of its assets.

(b) Nothing in this Section 10.3 shall be construed to prohibit any of the following dispositions (whether by sale, lease or otherwise):

(i) the liquidation or dissolution of any Principal Subsidiary in connection with an amalgamation, merger or consolidation permitted by the provisions of Section 10.2;

(ii) the conveyance of any assets by a Subsidiary to the Borrower or to another Principal Subsidiary;

(iii) any disposition made in the ordinary course of business of the Borrower or any Principal Subsidiary;

(iv) any disposition of Receivables, Receivables Related Assets or any undivided or beneficial ownership interests therein (whether such Receivables or Receivables Related Assets are then existing or arising in the future) in connection with a Securitization Transaction; and

(v) any disposition of investments listed or dealt in on any securities exchange or any nationally recognized securities market.

10.4 Use of Proceeds.

The Borrower will not use the proceeds of the Accommodations for other than general corporate purposes provided that proceeds will not be used to fund the acquisition of all or substantially all of the equity interests of any Person unless such acquisition has been approved by the board of directors of such Person or the board of directors of such Person has recommended acceptance of such acquisition to the shareholders of such Person. Except where such restrictions conflict with applicable Canadian laws, the Borrower will not knowingly, directly or indirectly, use the Accommodations made under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of (1) financing activities in or with a country subject to official sanctions imposed by Canada or the United States or (2) financing the activities of any person subject to official sanctions imposed by Canada or the United States.

10.5 Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to, permit to exist or enter into any agreement or arrangement whereby it engages in a transaction of any kind with any Affiliate (other than the Borrower or any Subsidiary) except:

(a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate;

(b) that any Affiliate may make one or more investments in any Subsidiary of the Borrower, provided that each such investment is effected for at least the fair market value thereof, as determined in good faith by such Subsidiary’s board of directors;

(c) Securitization Transactions; provided such Securitization Transactions are on reasonable terms no less favorable to the Borrower or such Subsidiary than would have been obtained in a comparable arm’s length transaction;

(d) transactions between the Borrower and Honda Canada Inc.; or

(e) transactions between the Borrower and American Honda Finance Corporation.

Section 11 Events of Default.

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any amount of any Accommodations Outstanding when such payment is due or (ii) any payment of interest or any other amount due hereunder within 3 Business Days following the date on which such payment is due; or

(b) Any representation or warranty made or deemed made by the Borrower herein or by or on behalf of the Borrower herein or made in any document, certificate or financial statement delivered in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Borrower shall fail to perform or observe any covenant contained in Sections 9.1(b)(i), 9.9, 9.10, 9.11 or Section 10 of this Agreement; or

(d) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 30 calendar days after the earlier of (i) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Bank or (ii) the date the Borrower first obtains knowledge of such failure to perform, or observe any other term, covenant or agreement in the Agreement on its part to be performed or observed; or

(e) The Borrower or any of the Principal Subsidiaries shall (i) fail to pay any principal of any Debt (but excluding Debt incurred under this Agreement) of the Borrower or such Principal Subsidiary (as the case may be), or any interest or premium thereon, when due whether by acceleration or otherwise, beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any provision of any note, agreement, indenture, guaranty or other document evidencing or relating to any Debt, or any other event or condition shall occur or exist, if the effect of such default, event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause such Debt to become due prior to its stated maturity; and in the case of clauses (i) and (ii) the principal amount of such Debt exceeds $25,000,000 individually or in the aggregate; or

(f) Any Credit Party or any Principal Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Bankruptcy Code (each, as now or hereafter in effect) or any similar statute, (v) file a petition seeking to take advantage of any other law (including any corporate law) relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against any Credit Party or any Principal Subsidiary in an involuntary case under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Bankruptcy Code (each, as now or hereafter in effect) or any similar statute, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced against any Credit Party or any Principal Subsidiary, without the application or consent of such Credit Party or such Principal Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, arrangement, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Credit Party or such Principal Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of such Credit Party or such Principal Subsidiary under any law relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Credit Party or such Principal Subsidiary shall be entered in an involuntary case under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Bankruptcy Code (each, as now or hereafter in effect) or any similar statute; or

(h) (i) A final judgment or order for the payment of money shall be entered against the Borrower or any Principal Subsidiary (A) which, within 30 days after the entry thereof, has not been discharged or execution thereof has not been stayed pending appeal or (B) as to which any enforcement proceeding (other than the mere filing of a notice of a judgment Lien) shall have been commenced (and not stayed) by any creditor thereon and (ii) the aggregate amount of all such final judgments or orders meeting the criteria set forth in (A) or (B) of clause (i) exceeds $25,000,000 (net of any amounts covered by insurance); or

(i) The institution of any steps to terminate or wind-up a Canadian Pension Plan (wholly or in part) if, as a result of such termination or wind-up, the Borrower would be required to make a contribution to such Canadian Pension Plan (at the time of such termination or wind-up or at any time thereafter) in excess of $100,000,000 for such Canadian Pension Plan and all Canadian Pension Plans so previously terminated or wound-up after the date of this Agreement, or the institution of any steps or the issuance of any order or proposal in respect of a Canadian Pension Plan that directly or indirectly requires the payment by the Borrower (whether on behalf of itself or another Person) of or results in the obligation of the Borrower (whether on behalf of itself or another Person) to pay, any monetary amount in respect of such Canadian Pension Plan, where such payments or obligations to pay, individually or in the aggregate, exceed $100,000,000; or

(j) HMC’s obligations in relation to the HMC Support Agreement are or become invalid, voidable or unenforceable in any respect for any reason whatsoever or HMC shall fail to meet its obligations under the HMC Support Agreement; or

(k) the HMC Support Agreement shall be amended or modified (other than an amendment or modification that (i) has no effect on the Borrower’s rating with Moody’s, S&P, DBRS or any other nationally recognized rating agency, (ii) does not affect the Banks in an adverse manner or (iii) does not affect the rights of the Banks as third party beneficiaries therein) without, in each case, the consent of the Required Banks, which consent will not be unreasonably withheld, or terminated or HMC or Borrower gives notice that it intends to terminate the HMC Support Agreement; or

(l) the Borrower ceases to be at least 80% owned and controlled directly or indirectly, by HMC.

THEREUPON: (I) in the case of an Event of Default other than one referred to in clauses (f) or (g) of this Section 11 relating to the Borrower, the Administrative Agent, upon request of the Required Banks, shall by notice to the Borrower, terminate the Commitments and/or declare the amount of and the accrued interest on the Accommodations Outstanding and all other amounts payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (II) in the case of the occurrence of an Event of Default referred to in clauses (f) or (g) of this Section 11 relating to the Borrower, the Commitments shall be automatically terminated and the amount of, and the accrued interest on, the Accommodations Outstanding and all other amounts payable by the Borrower hereunder shall become automatically and immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

Section 12 The Agents.

12.1 Appointment, Powers and Immunities.

Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank. No other Agent shall have any duties or responsibilities under this Agreement. Neither the Administrative Agent nor any Agent shall be responsible to the Banks for any recitals, statements, representations or warranties of any Person (other than the Administrative Agent or any Agent) contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document referred to or provided for herein or for any failure by the Borrower to perform any of its obligations hereunder. The Administrative Agent may employ agents and attorneys-in-fact but shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact who are not its own employees and who are selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as determined in the final judgment of a court of competent jurisdiction.

12.2 Reliance by Agents.

The Administrative Agent and each of the Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, or telecopier) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or any of the Agents. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

12.3 Defaults.

The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of Accommodations Outstanding or interest on Accommodations Outstanding) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment and the Borrower). The Administrative Agent shall (subject to Section 12.7) take such action with respect to such Default as shall be directed by the Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks; provided, further, that the Administrative Agent shall not be required to take any such action which it determines to be contrary to law.

12.4 Rights as a Bank.

With respect to its Commitment and the Accommodations made by it, CIBC and each Bank which is also an Agent, in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include such Agent in its individual capacity. The Administrative Agent and each of the other Agents and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates or its Subsidiaries) as if it were not acting as Administrative Agent or Agent, and the Administrative Agent and each of the other Agents may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

12.5 Indemnification.

The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 13.3, but without limiting the obligations of the Borrower under said Section 13.3), ratably in accordance with the aggregate principal amount of the Accommodations made by the Banks (or, if there are no Accommodations Outstanding at the time, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or any other Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 13.3 but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined in the final judgment of a court of competent jurisdiction.

12.6 Non-Reliance on Agents and Other Banks.

Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any other Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, neither the Administrative Agent nor any other Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Administrative Agent or any other Agent or any of its affiliates.

12.7 Failure to Act.

Except for action expressly required of the Administrative Agent hereunder the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it for reason of taking or continuing to take any such action.

12.8 Resignation/Substitution of Administrative Agent.

(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent and, if no Event of Default shall have occurred and be continuing, with the consent of the Borrower (which may not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent and, if no Event of Default shall have occurred and be continuing, with the consent of the Borrower (which may not be unreasonably withheld), which shall be a bank having capital and surplus of at least $1,000,000,000 and organized under the laws of any country (or any political subdivision thereof) that is a member of the Organization for Economic Cooperation and Development. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

(b) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Borrower may substitute the Administrative Agent at any time, upon 30 days’ written notice to the Banks and the Administrative Agent, notifying them of the substitution and nominating a proposed successor Administrative Agent, which shall be a Bank having capital and surplus of at least $1,000,000,000 and organized under the laws of any country (or any political subdivision thereof) that is a member of the Organization for Economic Cooperation and Development (any such Bank, a “Qualified Successor”). Upon the consent of the Required Banks to the appointment of such nominee and acceptance by such nominee of its appointment (or, if later, the thirtieth day after the Borrower’s delivery of such notice), such nominee shall become the successor Administrative Agent. If no Qualified Successor shall have been so nominated by the Borrower (or, if any prior nominee is not so consented to by the Required Banks, nominated by the Borrower after its giving of notice of substitution) and consented to by the Required Banks and shall have accepted appointment as successor Administrative Agent within 30 days after the Borrower’s giving of notice of substitution, then the Borrower may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Qualified Successor (each Bank, by its becoming a Bank, hereby authorizing the Borrower to take such action on its behalf); provided, however, that if the Borrower, in accordance with the foregoing provisions, appoints a successor Administrative Agent without the consent of the Required Banks, then the Required Banks may, by giving notice within 45 days thereafter, replace such successor Administrative Agent with a new Administrative Agent that shall be a Qualified Successor upon 30 days notice to the Borrower and to the successor Administrative Agent appointed by the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the substituted Administrative Agent, and the substituted Administrative Agent shall be discharged from its duties and obligations hereunder. After any substituted Administrative Agent’s substitution hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

12.9 Amendments Concerning Agency Function.

Neither the Administrative Agent nor any other Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

12.10 Liability of Agent.

Neither the Administrative Agent nor any other Agent shall have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder.

12.11 Transfer of Administrative Agency Function.

Without the consent of the Borrower or any Bank, the Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its affiliates or offices located in Canada, provided that the Administrative Agent shall promptly notify the Borrower and the Banks thereof.

12.12 Erroneous Payments by the Administrative Agent.

(a) If the Administrative Agent notifies a Bank, or any Person who has received funds on behalf of a Bank under or pursuant to any of the Credit Documents (any such Bank or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted or paid to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (x) a fluctuating rate per annum equal to the overnight rate at which Canadian Dollars may be borrowed by the Administrative Agent in the interbank market in an amount comparable to such Erroneous Payment (as determined by the Administrative Agent) and (y) a rate determined by the Administrative Agent in accordance with banking industry rules or prevailing market practice for interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 12.12 (a) shall be conclusive, absent manifest error.

(b) Without limiting Section 12.12(a), each Bank, or any Person who has received funds on behalf of a Bank under or pursuant to any of the Credit Documents, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Bank, or other such recipient, otherwise becomes aware was transmitted, paid, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of clauses (x) or (y), an error shall be presumed to have been made (absent express written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.12(b).

(c) Each Bank hereby authorizes the Administrative Agent to set-off, net and apply any and all amounts at any time owing to such Bank under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Bank from any source, against any amount due to the Administrative Agent under Section 12.12(a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 12.12(a), from any Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Bank at any time, (i) such Bank shall be deemed to have assigned its Accommodations Outstanding of the applicable Class (but not any of its Commitments with respect to such Class) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Facilities”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Accommodations Outstanding (but not any of its Commitments) of the Erroneous Payment Impacted Facilities, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver a Transfer Supplement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Bank shall be deemed to acquire the Erroneous Payment Deficiency Assignment, and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Bank shall become a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank shall cease to be a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and any of its applicable Commitments, which shall survive as to such assigning Bank. The Administrative Agent may, in its discretion, sell any Accommodations Outstanding acquired pursuant to an Erroneous Payment Deficiency Assignment and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank shall be reduced by the net proceeds of the sale of such Accommodations Outstanding (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Class of any Bank and such Commitments under each Class shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Accommodation Outstanding (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Bank under the applicable Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Accommodations Outstanding or other amounts owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from (i) the Borrower or any other Credit Party or (ii) the proceeds of realization from the enforcement of one or more of the Credit Documents against or in respect of one or more of the Credit Parties, in each case, for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value”, “good consideration” for the Erroneous Payment or change of position by such Payment Recipient, any defense that the intent of the Administrative Agent was that such Payment Recipient retain the Erroneous Payment in all events, or any doctrine or defense similar to any of the foregoing.

(g) Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, or any assignment or transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Accommodations Outstanding (or any portion thereof) and other amounts owing under any Credit Document.

(h) For purposes of this Section 12.12, each Bank:

(i) agrees it is executing and delivering this Agreement with respect to this Section 12.12 both on its own behalf and as agent for and on behalf of its Affiliates referred to in this Section 12.12 and any Person receiving funds under or pursuant to any of the Credit Documents on behalf of such Bank or any of such Affiliates;

(ii) represents, warrants, covenants and agrees that its Affiliates referred to in this Section 12.12 and any Person receiving funds under or pursuant to any of the Credit Documents on behalf of such Bank or any of such Affiliates are bound by the provisions of this Section 12.12; and

(iii) agrees that any matter or thing done or omitted to be done by such Bank, its Affiliates, or any Person receiving funds under or pursuant to any of the Credit Documents on behalf of such Bank or any of such Affiliates which are the subject of this Section 12.12 will be binding upon such Bank and each Bank does hereby indemnify and save the Administrative Agent and its Affiliates harmless from any and all losses, expenses, claims, demands or other liabilities of the Administrative Agent and its Affiliates resulting from the failure of such Bank, its Affiliates or such Persons to comply with their obligations under and in respect of this Section 12.12, in each case, in accordance with and subject to the limitations in Section 12.5.

Section 13 Miscellaneous.

13.1 Waiver.

No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.2 Notices.

All notices and other communications provided for herein shall be by telephone, telecopier, electronic mail or in writing and telephoned, telecopied, mailed (electronic or otherwise) or delivered to the intended recipient at the telephone or telecopier number or “Address for Notices” specified in its Administrative Questionnaire (as to a Bank); or:

(a)	as to the Borrower at:

Honda Canada Finance Inc.

180 Honda Blvd, Suite 200

Markham, Ontario L6C 0H9

Attention:	Treasury
E-mail:	Joesphine_Kong@ch.honda.com

(b)	as to the Administrative Agent at:

Canadian Imperial Bank of Commerce, as Administrative Agent

Infrastructure / Technology, Infrastructure and Innovation

595 Bay Street, CPS-7th Floor

Toronto, Ontario M5G 2C2

Attention:	Global Agent Administration Services
Email:	mailbox.cibcagencyintake@cibc.com

A party may change its telephone, electronic mail or telecopier number or address for notices or other communications by notice to each other party. Except as otherwise provided in Sections 2.3, 5.6 and 5.7, all notices and other communications hereunder shall be deemed to have been duly given when transmitted by electronic mail or telecopier, or personally delivered or, in the case of a mailed notice, five Business Days after the date deposited in the mails, airmail postage prepaid, in each case given or addressed as aforesaid. Telephoned notices shall be promptly confirmed by the sender by electronic mail or telecopy.

13.3 Expenses; Documentary Taxes; Indemnification.

(a) Whether or not the 2024 Effective Date shall have occurred, the Borrower agrees to pay (i) all out-of-pocket costs and expenses of the Administrative Agent, (A) including reasonable fees and disbursements of one firm acting as special counsel for the Administrative Agent, in connection with the due diligence, preparation, execution and delivery of any Credit Document, any waiver or consent thereunder or any amendment hereof or any Default or alleged Default hereunder and (B) in connection with the administration and syndication (including, without limitation, printing and distribution) of the credit facility provided hereby and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel (including the reasonably allocated costs of internal counsel if the Borrower shall not also be responsible for the costs of other counsel for such Person) in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Administrative Agent, each other Agent and each Bank against any transfer, documentary stamp, registration, recording, excise, intangible or similar taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of any Credit Document.

(b) Whether or not the 2024 Effective Date shall have occurred and whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify the Administrative Agent, each other Agent, each Bank and their Affiliates and their respective directors, officers, employees, advisors and agents (each an “Indemnified Party”) from and against all losses, settlement costs, liabilities, penalties, claims, damages or expenses that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Credit Documents, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party promptly upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity and reimbursement obligations will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable order of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party as determined in the final judgment of a court of competent jurisdiction.

13.4 Amendments and Waivers.

Any provision of any Credit Document to which the Banks are a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks (subject to Section 2.12(b) with respect to Defaulting Banks), (i) increase or decrease any Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks and except pursuant to Section 13.5(c)) or subject any Bank to any additional obligation, (ii) forgive or reduce the principal of or rate of interest on any Accommodation or any fees hereunder, (iii) postpone the date fixed for any payment of Accommodations Outstanding or interest on any Accommodation or any fees hereunder or for any termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid amount of the Accommodations Outstanding, or the number of Banks which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) amend the definition of “Required Banks” or “Required Class Banks”, (vi) amend, modify or waive any provision of this Section 13.4, (vii) extend a Commitment Termination Date, (viii) amend or waive any provisions in Section 5.2 or 5.8, (ix) consent to any release or termination of the HMC Support Agreement or (x) subordinate or postpone (or have the effect of subordinating or postponing) the repayment of the Accommodations Outstanding to any other Debt; provided further than any amendment or waiver of this Agreement that by its terms affects the rights or duties of one Class of Banks (but not of the other Class of Banks) may be effected by an agreement or agreements in writing entered into by the Borrower and the Required Class Banks of the applicable affected Class (subject to Section 2.12(b) with respect to Defaulting Banks).

13.5 Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank. No Bank may participate, assign or sell any of its Credit Exposure with respect to any Class (as defined in clause (b) below) except as required by operation of law, in connection with the mergers or consolidation of any Bank or as provided in this Section 13.5.

(b) Participations. Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Accommodation Outstanding owing to such Bank, any Commitment of such Bank and any other interest of such Bank under the Credit Documents (in respect of any such Bank and the applicable Class, its “Credit Exposure”). Notwithstanding any such sale by a Bank of participating interests to a Participant, such Bank’s rights and obligations under the Credit Documents shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Credit Documents. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 6; provided that no Participant shall be entitled to receive any greater amount pursuant to such Section than the transferor Bank would have been entitled to receive in respect of the amount of the participating interest transferred by such transferor Bank to such Participant had no such transfer occurred. Each

Bank agrees that any agreement between such Bank and any such Participant in respect of such participating interest shall not restrict such Bank’s right to agree to any amendment, supplement, waiver or modification to this Agreement or any Credit Document, except where the result of any of the foregoing would be to extend the maturity of any Loan or Commitment or reduce the rate or extend the time of payment of interest and fees thereon or reduce the principal amount thereof.

(c) Assignments to Purchasing Banks. Any Bank may in the ordinary course of its business and in compliance with applicable law, and having given at least ten (10) Business Days’ notice to, and received the consent of, the Administrative Agent and (to the extent required under clause (ii) below) the Borrower, assign to one or more banks, other institutions, Affiliates or Approved Funds (“Purchasing Banks”) all or any part of its Credit Exposure with respect to any Class pursuant to a supplement to this Agreement, substantially in the form of Exhibit “C” hereto (a “Transfer Supplement”), executed by such Purchasing Bank and such transferor Bank; provided, that any assignment to any Person other than a Bank or an Affiliate or Approved Fund of the assignor of less than all of its Credit Exposure with respect to either Class shall be in an amount at least equal to $10,000,000 and provided further that any assignment by a Bank hereunder shall be with respect to a rateable portion of such transferor Bank’s Credit Exposure with respect to both Classes to the extent such transferor Bank holds Credit Exposure with respect to both Classes. Upon (i) such execution of such Transfer Supplement, (ii) consent by the Administrative Agent thereto (which may not be unreasonably withheld) and consent by the Borrower thereto (which may not be unreasonably withheld), (it being acknowledged that no such consent of the Borrower shall be required if (x) an Event of Default shall then be continuing, or (y) the Purchasing Bank is a Bank or an Affiliate of the assignor), (iii) delivery of an executed copy thereof to the Borrower and the Administrative Agent, (iv) payment by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank, and (v) payment to the Administrative Agent of the assignment fee set forth in clause 4 of such Transfer Supplement, such transferor Bank shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Banks or the Agents shall be required; provided that, except to the extent otherwise expressly agreed to by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Such Transfer Supplement shall be deemed to amend this Agreement and Exhibit “H” to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank as a Bank and the resulting adjustment of the Commitments, if any, arising from the purchase by such Purchasing Bank of all or a portion of the Credit Exposure of such transferor Bank. Notwithstanding the foregoing, no Defaulting Bank may be a Purchasing Bank while it is a Defaulting Bank hereunder.

In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable rateable share of Accommodations previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent and the Banks hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full rateable share of all Accommodations of each Class. For greater certainty, all payments made by an assignee to an assignor that is a Defaulting Bank shall be net of amounts payable pursuant to clause (x) above, and such amounts payable pursuant to such clause (x) above shall be paid to the Administrative Agent for distribution accordingly. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(d) Disclosure of Information. The Borrower authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a “Transferee”) and any prospective Transferee, and their respective counsel (including outside counsel) and other advisors, any and all financial and other information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to any Credit Document or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation of the Borrower prior to entering into this Agreement; provided, that any other information relating to the Borrower, HMC or any Subsidiary which was delivered by any such Person to any Bank on a confidential basis and which is identified as confidential may not be disclosed to any Transferee which is not an Affiliate of the transferor Bank without the prior consent of the Borrower (which may not be unreasonably withheld). Each Bank agrees to, and agrees to cause its Affiliates and their respective employees, officers, directors, counsel (including outside counsel), accountants (including independent auditors) and any other advisors referred to in clause (i)(x) below to agree to (i) maintain the confidentiality of all such information delivered to it by the Borrower, HMC or any Subsidiary in accordance with its customary practices regarding such information on substantially the terms of the confidentiality obligations binding on such Bank under this paragraph (d), provided, that any Bank may disclose any information in its possession (x) to any of its Affiliates or its and their respective employees, officers, directors, counsel (including outside counsel), accountants (including independent auditors), and any other advisors on a need to know basis, (y) pursuant to any legal process or by applicable laws or regulations or any request by any Governmental Authority, supervisory, self-regulatory or regulatory agency having jurisdiction over such Bank or its Affiliates, or (z) as may be required to defend against or prosecute any claim in connection with this Agreement or any transaction hereunder, and (ii) not deliver any such information to a Transferee or prospective Transferee, or their respective counsel or other advisors, unless such Person agrees, in writing, to maintain such confidentiality. Notwithstanding anything to the contrary in any Credit Document, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by the Credit Documents (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law. In addition, each Bank may disclose the existence of this Agreement and publicly available information about this Agreement routinely provided to market data collectors, similar service providers to the lending industry, and service providers to the Banks in connection with the administration, settlement and management of this Agreement and the Accommodations.

13.6 Right of Set-off.

If an Event of Default has occurred and is continuing, each of the Banks and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the

Borrower now or hereafter existing under any Credit Document to such Bank, irrespective of whether or not such Bank has made any demand under any Credit Document and although such obligations of the Borrower may be contingent or unmatured, are owed to a branch or office of such Bank different from the branch or office holding such deposit or obligated on such indebtedness, or are owed to such Bank and not to the Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Bank or its Affiliate shall exercise any such right of set-off, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Bank or its Affiliate from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (ii) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank or its Affiliate as to which it exercised such right of set-off. The rights of each of the Banks and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Banks or their respective Affiliates may have. Each Bank may notify the Borrower and the Administrative Agent after any such set-off and application, but the failure to give such notice shall not affect the validity of such set-off and application. If any Affiliate of a Bank exercises any rights under this Section, it shall share the benefit received in accordance with Section 5.8 as if the benefit had been received by the Bank of which it is an Affiliate.

13.7 Survival.

The obligations of the Borrower with respect to Sections 6.1, 6.3, 6.5 and 13.3 hereof shall survive the repayment of the Accommodations Outstanding and the termination of the Commitments.

13.8 Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

13.9 Severability; Headings Descriptive.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.10 Domicile of Accommodations.

Each Bank may transfer and carry its Accommodations at, to or for the account of any branch office, subsidiary or Affiliate of such Bank.

13.11 Limitation of Liability.

No claim may be made by the Borrower or any other Person against any Agent or any Bank or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Credit Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.12 Treatment of Certain Information.

The Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by each Bank or by one or more of their respective subsidiaries or Affiliates and (b) acknowledges that information delivered to each Bank by the Borrower may be provided to each such subsidiary and Affiliate.

13.13 Limit on Rate of Interest.

(a) If any provision of this Agreement would obligate the Borrower to make any payment of interest or other amount payable to any Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Bank of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Bank of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid to the affected Bank under this Section 13.13; and

(ii) thereafter, by reducing any Fees and other amounts required to be paid to the affected Bank which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(b) Any amount or rate of interest referred to in this Section 13.13 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Accommodation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the applicable Commitment Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of that determination.

13.14 Submission to Jurisdiction; Service of Process; Venue.

Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the Province of Ontario for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of the parties hereto irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices referred to in Section 13.2, such service to become effective 10 days after such mailing. Each of the parties hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Borrower, the Administrative Agent, the other Agents, or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

13.15 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

13.16 WAIVER OF JURY TRIAL.

THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.17 Anti-Money Laundering Legislation.

(a) The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Banks and the Administrative Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Bank or the Administrative Agent, or any prospective assignee or participant of a Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) The Borrower acknowledges and agrees that pursuant to the provisions of the USA Patriot Act (Title III of the Pub. L. 107-56) signed into law October 26, 2001 (the “Patriot Act”), the Administrative Agent and any Bank may be required to obtain, verify and record information and the Borrower hereby agrees to cooperate with the Administrative Agent and each Bank and provide them with all information that may be required in order to fulfil their obligations under the Patriot Act.

Without limiting the generality of the foregoing, the Borrower agrees to use commercially reasonable efforts to obtain the consent of any of their respective officers, directors and employees whose consent to the disclosure of any such information is required under applicable privacy legislation in Canada.

(c) Each of the Banks agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Bank, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HONDA CANADA FINANCE INC., as Borrower

By:	/s/ Tony Facciolo
Name: Tony Facciolo
Title: Vice President, Secretary and Risk Management Officer

By:	/s/ Yatendra Killer
Name: Yatendra Killer
Title: Vice President, Treasurer and Compliance Officer

Honda Credit Agreement – Signature Page

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ Paula Reimann
Name: Paula Reimann
Title: Director

By:	/s/ Matthew Reis
Name: Matthew Reis
Title: Executive Director

Honda Credit Agreement – Signature Page

CANADIAN IMPERIAL BANK OF COMMERCE, as a Bank

By:	/s/ Paula Reimann
Name: Paula Reimann
Title: Director

By:	/s/ Matthew Reis
Name: Matthew Reis
Title: Executive Director

Honda Credit Agreement – Signature Page

BANK OF MONTREAL, as a Bank

By:	/s/ Matthew Brink
Name: Matthew Brink
Title: Director

Honda Credit Agreement – Signature Page

ROYAL BANK OF CANADA, as a Bank

By:	/s/ Chris Cowan
Name: Chris Cowan
Title: Authorized Signatory

Honda Credit Agreement – Signature Page

THE TORONTO-DOMINION BANK, as a Bank

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

Honda Credit Agreement – Signature Page

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Hirotaka Yamamoto
Name: Hirotaka Yamamoto
Title: Executive Director

By:
Name:
Title:

Honda Credit Agreement – Signature Page

MIZUHO BANK, LTD., CANADA BRANCH, as a Bank

By:	/s/ Yoshituki Hori
Name: Yoshituki Hori
Title: Director

Honda Credit Agreement – Signature Page

THE BANK OF NOVA SCOTIA

By:	/s/ Troy Washington
Name: Troy Washington
Title: Director

By:
Name:
Title:

Honda Credit Agreement – Signature Page

NATIONAL BANK OF CANADA

By:	/s/ Jamie Davis
Name: Jamie Davis
Title: Managing Director

By:	/s/ David Torrey
Name: David Torrey
Title: Managing Director & Head

Honda Credit Agreement – Signature Page

MUFG BANK LTD., CANADA BRANCH, as a Bank

By:	/s/ Takuya Hirai
Name: Takuya Hirai
Title: Director, Head of Corporate Banking Division (Canada)

Honda Credit Agreement – Signature Page

EXHIBIT “A”

FORM OF BORROWER’S OFFICER’S CERTIFICATE

See attached.

“A” - 1

EXHIBIT “B-1”

OPINION OF COUNSEL TO THE BORROWER

See attached.

“B-1”

EXHIBIT “B-2”

OPINION OF SPECIAL NEW YORK COUNSEL TO HMC

See attached.

B - 2

The opinion of Alston & Bird LLP was delivered on the Effective Date.

B - 2

EXHIBIT “B-3”

OPINION OF JAPANESE COUNSEL TO HMC

See attached.

B - 3

The opinion of Mori Hamada & Matsumoto was delivered on the Effective Date.

B - 3

EXHIBIT “C”

TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT (this “Transfer Supplement”) dated as of ________________ between ____________________ (“Assignor”) and ____________________ (the “Purchasing Bank”).

W I T N E S S E T H:

WHEREAS, the Assignor has made Accommodations to Honda Canada Finance Inc., a Canadian corporation (the “Borrower”), pursuant to the $2,000,000,000 third amended and restated credit agreement, dated as of ________, 2024 (as the same may be amended, supplemented, amended and restated or otherwise modified through the date hereof, the “Credit Agreement”), among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. All capitalized terms used and not otherwise defined herein shall have the respective meaning specified in the Credit Agreement; and

WHEREAS, the Purchasing Bank desires to purchase and assume from Assignor, and the Assignor desires to sell and assign to Purchasing Bank, certain rights, title, interest and obligations under the Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

1. The Assignor hereby sells and assigns to the Purchasing Bank, and the Purchasing Bank hereby purchases and assumes from the Assignor, a ____% interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest of the Assignor as in effect on the Effective Date in any Accommodations Outstanding of each Class owing to the Assignor or Commitment of each Class of the Assignor and any other interest of the Assignor under the Credit Agreement.

2. The Assignor (i) represents and warrants that as of the date hereof the aggregate outstanding principal amount of the Tranche A Accommodations Outstanding owing to it (without giving effect to assignments thereof which have not yet become effective) is $___________ and of the Tranche B Accommodations Outstanding owing to it (without giving effect to assignments thereof which have not yet become effective) is $___________; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Purchasing Bank confirms that it has received a copy of the Credit Agreement, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Credit Agreement; agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and

“C” - 1

will make its own credit analysis, appraisals, and decisions in taking or not taking action under the Credit Agreement; appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and specifies as its address for notices and Applicable Lending Offices, the offices set forth beneath its name on the signature pages hereof.

4. This Transfer Supplement shall be effective on the date (the “Effective Date”) on which (a) it shall have been executed and delivered by the parties hereto, (b) the consent of the Administrative Agent shall have been obtained and, if no Event of Default is continuing, the consent of the Borrower shall have been obtained, (c) copies hereof shall have been delivered to the Administrative Agent and the Borrower, (d) the Purchasing Bank shall have paid to the Assignor the agreed purchase price and (e) the Assignor or Purchasing Bank shall have paid an assignment fee to the Administrative Agent in the amount of $3,500.

5. On and after the Effective Date, (i) the Purchasing Bank shall be a party to the Credit Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Bank thereunder and be entitled to the benefits and rights of the Banks thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

6. From and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Bank. [It is understood that all fees accrued to the Effective Date are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee]. The Assignor and Purchasing Bank shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7. This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

8. The Purchasing Bank hereby agrees that the Tranche A Commitment Termination Date shall be ___________ and the Tranche B Commitment Termination Date shall be ___________.

“C” - 2

9. THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[Purchasing Bank’s Address] [Lending Offices]	[NAME OF PURCHASING BANK]

By:
Name:
Title:

Consented to this _____ day of ___________, 20__.

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:
Name:
Title:

Consented to this _____ day of ___________, 20__.

HONDA CANADA FINANCE INC.

By:
Name:
Title:

“C” - 3

EXHIBIT “D”

FORM OF REQUEST FOR COMMITMENT INCREASE

[Date]

Canadian Imperial Bank of Commerce, as Administrative Agent

Infrastructure / Technology, Infrastructure and Innovation

595 Bay Street, CPS-7th Floor

Toronto, Ontario M5G 2C2

Attention:	Global Agent Administration Services
Email:	mailbox.cibcagencyintake@cibc.com

Ladies and Gentlemen:

Reference is made to the $2,000,000,000 third amended and restated credit agreement dated as of _________, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests that the total Commitments be increased as follows:

Amount of Requested Increase in total
Commitments of each Class:	$_______________________

Amount of Requested Increase in total
Commitments:	$_______________________

Date on which the increase is requested to become effective:	____________________, 20__

Very truly yours,

HONDA CANADA FINANCE INC.

By:
Name:
Title:

“D” - 1

EXHIBIT “E”

FORM OF NOTICE OF REQUEST FOR COMMITMENT INCREASE

To:	Banks party to the Credit

Agreement (defined below)

Ladies and Gentlemen:

Reference is made to the $2,000,000,000 third amended and restated credit agreement dated as of _________, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

Pursuant to the attached letter dated __________ and addressed to the undersigned as Administrative Agent, the Borrower requested the Banks to agree that the total Tranche A Commitments be increased by $     and the total Tranche B Commitments be increased by $     in accordance with the provisions of Section 2.9 of the Credit Agreement.

Enclosed herewith is background information to assist you in considering the request. Also enclosed is the form of notice of acceptance in substantially the form of Exhibit “F” to the Credit Agreement. Banks wishing to increase their Tranche A Commitment and their Tranche B Commitment by all or a portion of their applicable Pro Rata Share of the proposed increase amount should execute and return their notice of acceptance (via facsimile:    ) to the undersigned no later than ____________. Any Bank that does not deliver such a notice within such period shall be deemed to have declined to increase its Tranche A Commitment and Tranche B Commitment.

If you have any questions, please contact the undersigned. Thank you for your prompt consideration of this request.

Very truly yours,

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:
Name:
Title:

“E” - 1

EXHIBIT “F”

FORM OF CONSENT TO INCREASE COMMITMENT

Canadian Imperial Bank of Commerce, as Administrative Agent

Infrastructure / Technology, Infrastructure and Innovation

595 Bay Street, CPS-7th Floor

Toronto, Ontario M5G 2C2

Attention:	Global Agent Administration Services
Email:	mailbox.cibcagencyintake@cibc.com

Ladies and Gentlemen:

Reference is made to the $2,000,000,000 third amended and restated credit agreement dated as of _________, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

Pursuant to Section 2.9 of the Credit Agreement and subject to the conditions thereof, the undersigned agrees/declines to increase its Tranche A Commitment by $___________________ pursuant to the request of the Borrower that the total Tranche A Commitments be increased by $     and the undersigned agrees/declines to increase its Tranche B Commitment by$     pursuant to the request of the Borrower that the total Tranche B Commitments be increased by $    .

Any Bank that does not deliver this notice within a period of 10 days from the date of the Administrative Agent’s notice shall be deemed to have declined to increase its Commitments.

Very truly yours,

[NAME OF BANK]

By:
Name:
Title:

“F” - 1

EXHIBIT “G”

[RESERVED]

“G” - 1

Exhibit “H”

COMMITMENTS

Bank	Tranche A Commitment	Tranche B Commitment
Canadian Imperial Bank of Commerce	$160,000,000	$160,000,000
Royal Bank of Canada	$160,000,000	$160,000,000
Bank of Montreal	$160,000,000	$160,000,000
MUFG Bank, Ltd., Canada Branch	$125,000,000	$125,000,000
The Toronto-Dominion Bank	$125,000,000	$125,000,000
Mizuho Bank, Ltd., Canada Branch	$85,000,000	$85,000,000
The Bank of Nova Scotia	$85,000,000	$85,000,000
National Bank of Canada	$50,000,000	$50,000,000
Sumitomo Mitsui Banking Corporation, Canada Branch	$50,000,000	$50,000,000

H - 1

EXHIBIT “I”

[RESERVED]

I - 1

EXHIBIT “J”

FORM OF EXTENSION REQUEST

[Date]

Canadian Imperial Bank of Commerce, as Administrative Agent

Infrastructure / Technology, Infrastructure and Innovation

595 Bay Street, CPS-7th Floor

Toronto, Ontario M5G 2C2

Attention:	Global Agent Administration Services
Email:	mailbox.cibcagencyintake@cibc.com

Dear Sirs:

Reference is made to the $2,000,000,000 third amended and restated credit agreement dated as of _________, 2024 (as may be further amended, supplemented, restated or amended and restated from time to time, the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

The undersigned hereby requests, pursuant to Section 2.11 of the Credit Agreement, the consent required thereunder from the Banks to extend the current [Tranche A Commitment Termination Date [/and] Tranche B Commitment Termination Date] to a date which is one year after the current [Tranche A Commitment Termination Date [/and] Tranche B Commitment Termination Date].

HONDA CANADA FINANCE INC.

By:
Authorized Signing Officer

By:
Authorized Signing Officer

J - 1